Filed pursuant to Rule 424(b)(5)
Registration No. 333-128783
PROSPECTUS SUPPLEMENT
(To prospectus dated October 24, 2005)

GLADSTONE COMMERCIAL CORPORATION
1,000,000 Shares
7.50% Series B Cumulative Redeemable Preferred Stock
(Liquidation Preference $25 Per Share)

         Dividends on the 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), will be cumulative from (but excluding) the date of original issue and payable monthly in arrears, beginning on November 30, 2006, at the rate of 7.50% of the liquidation preference per annum, or $1.875 per share of Series B Preferred Stock.
      The shares of Series B Preferred Stock are not redeemable until October 31, 2011, after which we may redeem the shares at a redemption price of $25 per share of Series B Preferred Stock, plus any accumulated and unpaid dividends to and including the date of redemption. The shares of Series B Preferred Stock have no maturity date and will remain outstanding indefinitely unless we elect to redeem the shares.
      We intend to file an application to list the Series B Preferred Stock on the Nasdaq Global Market under the symbol “GOODO.”
      You should consider the risks that we have described in “Additional Risk Factors” beginning on page S-5 and in “Risk Factors” in the accompanying prospectus beginning on page 3 before buying shares of our Series B Preferred Stock.

	Per share	Total

Public Offering Price	$25.00	$25,000,000
Underwriting discount(1)	$1.00	$1,000,000
Proceeds, before expenses, to us	$24.00	$24,000,000

(1)	See “Underwriting” on page S-18.

      The underwriters may purchase up to an additional 150,000 shares of Series B Preferred Stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any. If the option is exercised in full, the total public offering price will be $28,750,000, the total underwriting discount will be $1,150,000 and the total proceeds, before expenses, to us will be $27,600,000.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters expect to deliver the shares of Series B Preferred Stock to purchasers on or before October 25, 2006.

Ferris, Baker Watts	Robert W. Baird & Co.
                Incorporated
J.J.B. Hilliard, W.L. Lyons, Inc.
The date of this prospectus supplement is October 18, 2006.

      You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus. You should also read the documents we have referred you to in “Incorporation of Certain Information by Reference” beginning on page S-20.
      As used in this prospectus supplement, references to “we,” “our,” “us,” the “Company” and the “REIT” are to Gladstone Commercial Corporation and, except as the context otherwise requires, its wholly owned subsidiaries Gladstone Commercial Limited Partnership, Gladstone Commercial Partners, LLC, GCLP Business Trust I, GCLP Business Trust II and Gladstone Lending LLC. References to the “Operating Partnership” are to Gladstone Commercial Limited Partnership, a Delaware limited partnership, which we control through our ownership of GCLP Business Trust II, the general partner of the Operating Partnership. When we use the term “Adviser,” we are referring to our Adviser, Gladstone Management Corporation. The Operating Partnership is also the sole member of Gladstone Lending LLC, which we refer to herein as “Gladstone Lending.” Gladstone Lending is a Delaware limited liability company created to hold all real estate mortgage loans extended by the Operating Partnership. Unless otherwise indicated, the information presented in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.
Our Company
      Gladstone Commercial Corporation is a real estate investment trust, or REIT, that seeks to invest in and own net leased industrial and commercial real property and selectively make long-term industrial and commercial mortgage loans. As of the date of this prospectus supplement, we own 38 properties totaling approximately 4,629,612 square feet, located in 17 states. These properties consist primarily of office, warehouse, industrial, commercial and manufacturing facilities.
      Our principal investment objectives are to generate income from rental properties and, to a lesser extent, mortgage loans, which we will use to fund our continuing operations and to pay out monthly cash distributions to our stockholders. We will seek to grow the distribution to stockholders over time, and to increase the value of our common stock. Our primary strategy to achieve our investment objectives is to invest in and own a diversified portfolio of leased industrial and commercial real estate that we believe will produce stable cash flow and increase in value. We expect to sell some of our real estate assets from time to time when our Adviser determines that doing so would be advantageous to us and our stockholders. We also expect to occasionally make mortgage loans secured by income-producing commercial or industrial real estate, which loans may have some form of equity participation. Additionally, we may purchase mortgage-backed securities, including mortgage pass-through certificates, collateralized mortgage obligations and other securities representing interests in or obligations backed by pools of mortgage loans.
      We were incorporated under the General Corporation Law of the State of Maryland on February 14, 2003, and completed our initial public offering in August 2003. We are externally managed by our Adviser, whose principal offices are located at 1521 Westbranch Drive, McLean, Virginia 22102. Our Adviser also has offices in New York, New York, Pittsburgh, Pennsylvania, Chicago, Illinois, Morristown, New Jersey, Lexington, Kentucky and Dallas, Texas. Our web site is www.gladstonecommercial.com. The information on our website is not a part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.
Recent Developments
      On July 12, 2006, our board of directors accelerated in full the vesting of all outstanding options under our 2003 Equity Incentive Plan, as amended (the “Plan”). Also on July 12, 2006, we filed a Schedule TO and related documentation with the Securities and Exchange Commission, which described our offer to our executive officers and directors and the employees of our Adviser who held stock options to accelerate the expiration date of all of their outstanding options under the Plan to December 31, 2006

(as amended, the “Offer”). The Offer was conditional upon its acceptance by all optionholders on or before its expiration on August 31, 2006, and all optionholders accepted the Offer prior to that date. As of the date of this prospectus supplement, all outstanding options under the Plan were amended to expire on December 31, 2006, and we intend to terminate the Plan on December 31, 2006. Following the expiration of any unexercised options and the termination of the Plan, we intend to implement, effective January 1, 2007, an amended and restated investment advisory agreement with our Adviser (the “Amended Advisory Agreement”), and a separate administration agreement (the “Administration Agreement”) with our Adviser’s wholly-owned subsidiary, Gladstone Administration, LLC (the “Administrator”), each of which were approved by our stockholders on May 24, 2006. Under Statement of Financial Accounting Standards No. 123(R), “Share – Based Payment,” we will be required to record a one-time, non-cash expense as a result of the amendment of these options during the quarter ended September 30, 2006. While we have not yet completed all of the analysis necessary to determine, with certainty, the precise amount of this charge, we currently estimate that the charge will be between $300,000 and $325,000.
      As previously disclosed, Mayco Property Holdings, LLC, the borrower on our mortgage secured by the property in Sterling Heights, Michigan, defaulted under the mortgage. The borrower was leasing the property to its affiliate Mayco Plastics, Inc., which filed for bankruptcy protection in September 2006. While the borrower did not file for bankruptcy protection, the guarantors of the loan, Mayco Plastics, Inc. and another affiliate of the borrower, have filed for bankruptcy protection. In August 2006, we ceased accruing revenues on the loan and began pursuing our remedies under Michigan law. In August 2006, we instituted foreclosure proceedings on the property, and at the foreclosure sale on September 22, 2006, we were the successful bidder based on a credit bid of $11.375 million, which was sufficient to cover the outstanding principal balance and accrued, non default interest under the mortgage at that time. Under Michigan law, the borrower has six months from the date of foreclosure to redeem ownership of the property in exchange for payment of the bid amount plus certain other expenditures. If the borrower does not redeem the property during the redemption period, we will remain the owner of the property. We are currently pursuing claims in the bankruptcy proceedings for all unpaid amounts due under the lease, in addition to all other remedies available to us under bankruptcy and state law.

THE OFFERING
      The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series B Preferred Stock, see “Description of the Series B Preferred Stock” beginning on page S-10 in this prospectus supplement.

Issuer	Gladstone Commercial Corporation

Securities Offered	1,000,000 shares of 7.50% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”). The underwriters have the option to purchase up to 150,000 additional shares of Series B Preferred Stock from us to cover over-allotments, if any.

Dividends	Investors will be entitled to receive preferential cumulative cash dividends on the Series B Preferred Stock at a rate of 7.50% per annum of the $25.00 per share liquidation preference (equivalent to $1.875 per annum per share). Beginning on the date of issuance, dividends on the Series B Preferred Stock will be payable monthly in arrears. The first dividend will be payable on November 30, 2006. Dividends on the Series B Preferred Stock will be cumulative from (but excluding) the date of original issuance, which is expected to be October 25, 2006.

Maturity	The Series B Preferred Stock does not have any maturity date, and we are not required to redeem the Series B Preferred Stock. In addition, we are not required to set aside funds to redeem the Series B Preferred Stock. Accordingly, the shares of Series B Preferred Stock will remain outstanding indefinitely unless we decide in our sole discretion to redeem them.

Optional Redemption	We may not redeem the Series B Preferred Stock prior to October 31, 2011, except in limited circumstances relating to our continuing qualification as a REIT. On and after October 31, 2011, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, by payment of $25.00 per share, plus any accumulated and unpaid dividends to and including the date of redemption.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series B Preferred Stock will have the right to receive the $25.00 per share liquidation preference, plus any accumulated and unpaid dividends to and including the date of payment, but without interest, before any payment is made to the holders of our common stock, par value $0.001 per share (the “Common Stock”) or any other class or series of our capital stock ranking junior to the Series B Preferred Stock.

Rank	With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series B Preferred Stock will be equal in rank with our 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and all other equity securities we issue, the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; senior to our Common Stock; and junior to all our existing and future indebtedness.

Voting Rights	Holders of Series B Preferred Stock generally have no voting rights. However, if dividends on any shares of the Series B Preferred Stock are in arrears for 18 or more consecutive months, holders of the Series B Preferred Stock (voting together as a single class with holders of shares of any series of our preferred stock equal in rank with the Series B Preferred Stock upon which like voting rights have been conferred) will have the right to elect two additional directors to serve on our Board of Directors until such dividend arrearage is eliminated. In addition, we may not change the designations, rights, preferences, privileges or limitations in respect of the Series B Preferred Stock in a manner that would be materially adverse to the rights of holders of the Series B Preferred Stock without the affirmative vote of at least two-thirds of the shares of Series B Preferred Stock then outstanding.

Restrictions on Ownership and Transfer	Our articles of incorporation state that no person, directly or indirectly, may own more than 9.8% in value of our outstanding capital stock. Shares of Series B Preferred Stock acquired or transferred in breach of this limitation will be automatically deemed held in trust for the exclusive benefit of the transferees to whom that capital stock may be transferred without violating the 9.8% ownership limitation. In such event the purchaser-transferee shall not be entitled to vote or to participate in dividends or other distributions with respect to such stock. The Series B Preferred Stock is subject to the general restrictions on ownership and transferability described under “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws — Restrictions on Ownership of Shares” on page 19 in the accompanying prospectus.

Conversion	Shares of Series B Preferred Stock are not convertible into or exchangeable for any other securities or property.

Use of Proceeds	We estimate that our net proceeds from the offering will be approximately $23.78 million (approximately $27.38 million if the underwriters’ over-allotment option is exercised in full). We intend to contribute all of the net proceeds from the offering of the Series B Preferred Stock to the Operating Partnership in exchange for 7.50% Series B Cumulative Redeemable Preferred Units of the Operating Partnership. We intend to use the net proceeds from the offering of Series B Preferred Stock to repay outstanding indebtedness on our line of credit.

Listing	We intend to file an application to list the Series B Preferred Stock on the Nasdaq Global Market (“Nasdaq”) under the symbol “GOODO.” If the application is approved, trading of the Series B Preferred Stock on Nasdaq is expected to begin within 30 days after the date of initial delivery of the Series B Preferred Stock.

ADDITIONAL RISK FACTORS
      Before you invest in the Series B Preferred Stock, you should consider carefully the risk factors listed below together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” beginning on page 3 in the accompanying prospectus.
Our issuance of additional preferred stock equal in rank with or senior to the Series B Preferred Stock could dilute the interests of the holders of the Series B Preferred Stock.
      Our articles of incorporation currently authorize the issuance of up to 20,000,000 shares of capital stock, of which 7,879,340 shares of common stock, 1,000,000 shares of Series A Preferred Stock and up to 1,150,000 shares of Series B Preferred Stock will be outstanding immediately following the completion of this offering (presuming the underwriters exercise their overallotment option in full). An additional 150,000 shares of Series A Preferred Stock have been classified by our Board of Directors but are unissued.
      Our Board of Directors may classify the remaining shares of unissued capital stock by setting or changing the preferences, conversion or other rights, voting powers restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such stock, subject to the rights of the holders of the Series B Preferred Stock to consent to any such classification that would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock. As of the date of this prospectus supplement, shares of the Series A Preferred Stock are equal in rank with the Series B Preferred Stock with respect to the payment of dividends and amounts on liquidation, dissolution and winding up. The issuance of additional shares of other series of preferred stock equal in rank with or senior to the Series B Preferred Stock could have the effect of diluting the interests of holders of the Series B Preferred Stock. None of the provisions of our articles of incorporation relating to the Series B Preferred Stock afford the holders of the Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our property or business, that might adversely affect the holders of the Series B Preferred Stock.
The market value of the Series B Preferred Stock could be substantially affected by various factors.
      The shares of Series B Preferred Stock are a new issue of securities with no established trading market. Although we intend to file an application to list the Series B Preferred Stock on Nasdaq, an active trading market on Nasdaq may not develop or last, in which case the trading price of the Series B Preferred Stock could be adversely affected. If an active trading market does develop on Nasdaq, the Series B Preferred Stock may trade at prices higher or lower than their initial offering price. The trading price of our Series B Preferred Stock would depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, and our financial condition, results of operations and prospects.
At the beginning of the 2007 fiscal year, our amended and restated advisory agreement with Gladstone Management Corporation and our administration agreement with Gladstone Administration LLC will become effective and this could adversely impact our results of operations.
      On May 24, 2006, our stockholders approved a proposal to enter into the Amended Advisory Agreement with our Adviser and the Administration Agreement with the Administrator. We expect to implement these new agreements effective January 1, 2007. Under the Amended Advisory Agreement, we will pay our Adviser a base management fee of 2.0% of our total stockholders’ equity (less the recorded value of any preferred stock, and adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income). The Amended Advisory Agreement also includes incentive fees which will reward our Adviser if our quarterly pre-incentive fee funds from operations (“FFO”) exceeds 1.75% of our total stockholders’ equity. FFO is calculated after taking into account all operating expenses for the quarter, including the base management fee (less any rebate of fees received by the

Adviser), expenses payable under the Administration Agreement and any interest expense (but excluding the incentive fee) and any other operating expenses. Pre-incentive fee FFO includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment in kind interest and zero coupon securities), accrued income and rents that we have not yet received in cash. Pre-incentive FFO will also include any realized capital gains and realized capital losses, less any dividend paid on any issued and outstanding preferred stock, but will not include any unrealized gains or losses. Under the Amended Advisory Agreement, we will pay our Adviser 100% of our pre-incentive fee FFO with respect to that portion of such FFO, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized), and 20% of the amount of our pre-incentive fee FFO, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).
      Under the Administration Agreement, we will pay separately for administrative services, which payments will be equal to our allocable portion of the Administrator’s overhead expenses in performing its obligations under the Administration Agreement, including, but not limited to, rent for the space occupied by the Administrator, and our allocable portion of the salaries and benefits expenses of our chief financial officer, treasurer, chief compliance officer and controller and their respective staffs. As a result of the implementation of the Amended Advisory Agreement and the Administration Agreement, our operating expenses may be materially higher than those payable under our current investment advisory agreement with our Adviser, which could have a material adverse effect on our results of operations, our ability to make dividend payments on the Series B Preferred Stock and the trading price of the Series B Preferred Stock.
The Amended Advisory Agreement may induce our Adviser to make certain investments, including speculative investments.
      If the Amended Advisory Agreement becomes effective as anticipated on January 1, 2007, we will implement a management compensation structure that may cause our Adviser to invest in high risk investments or take other risks. In addition to its base management fee, our Adviser will be entitled under the Amended Advisory Agreement to receive incentive compensation based, in part, upon our achievement of specified levels of FFO. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Adviser to place undue emphasis on the maximization of FFO at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.
We may be obligated to pay our Adviser incentive compensation even if we incur a loss.
      If the Amended Advisory Agreement becomes effective as anticipated on January 1, 2007, our Adviser will become entitled to incentive compensation based on our FFO, which would reward the Adviser if our quarterly FFO (before giving effect to any incentive fee) exceeds 1.75% of our total stockholders’ equity (less the recorded value of any preferred stock). Our pre-incentive fee FFO for incentive compensation purposes excludes the effect of any unrealized gains, losses or other items that do not affect realized net income that we may incur in the fiscal quarter, even if such losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Adviser incentive compensation for a fiscal quarter even if we incur a net loss for that quarter.
Because we recently foreclosed on our mortgage on the Sterling Heights, Michigan property, any future revenues realized from the property will be based only on our status as owner and assignee of the lease. This could affect our ability to fully recoup our total loan amount on the property.
      As previously disclosed, Mayco Property Holdings, LLC, the borrower on our mortgage secured by the property in Sterling Heights, Michigan, defaulted under the mortgage. The borrower was leasing the property to its affiliate Mayco Plastics, Inc., which filed for bankruptcy protection in September 2006. While the borrower did not file for bankruptcy protection, the guarantors of the loan, Mayco Plastics, Inc.

and another affiliate of the borrower, have filed for bankruptcy protection. In August 2006, we ceased accruing revenues on the loan and began pursuing our remedies under Michigan law. Prior to such time, the mortgage payments under this loan were contributing approximately $1.3 million annually to our revenues, operating income and funds from operations and, unless the tenant remains and pays rent or a replacement tenant is found, we cannot guarantee that we will receive any revenue from the property in the foreseeable future.
      In August 2006, we instituted foreclosure proceedings on the property, and at the foreclosure sale on September 22, 2006, we were the successful bidder based on a credit bid of $11.375 million, which was sufficient to cover the outstanding principal balance and accrued, non default interest under the mortgage at that time. Under Michigan law, the borrower has six months from the date of foreclosure to redeem ownership of the property in exchange for payment of the bid amount plus certain other expenditures. If the borrower does not redeem the property during the redemption period, we will remain the owner of the property. We are currently pursuing claims in the bankruptcy proceedings for all unpaid amounts due under the lease in addition to all other remedies available to us under bankruptcy and state law.
      If we do maintain ownership of the property after the expiration of the redemption period, we may seek to either sell or lease the property. We cannot guarantee that we will be able to sell the property for an amount exceeding our foreclosure bid plus any other outstanding obligations due with respect to the property, nor can we guarantee that we will be successful in pursuing any claims in the bankruptcy proceedings for unpaid amounts under the lease or any other remedies. Moreover, we may not be able to find a new tenant for the property in a timely fashion or on terms that we find satisfactory. The property is customized to the operations of the current tenant, thus we may be required to undertake significant improvements in the property before we could either sell or lease the property. Moreover, we may not be able to pass the costs of any such improvements on to the buyer or tenant. As a result of all of these factors, the recent default on the Mayco Property Holdings mortgage may have a material adverse impact on our results of operations, including our revenues, earnings, and funds from operations.
We are currently not in compliance with a covenant of our credit facility and, if we don’t receive a waiver or refinance the credit facility before December 31, 2006, we may be in default on our credit facility, which would likely have a material adverse impact on our liquidity and financial condition.
      Under our existing credit facility, beginning with the quarter ended September 30, 2006, we are required to pay out, on a quarterly basis, no more than 95% of our funds from operations as dividends to our stockholders. For the quarter ended September 30, 2006, our dividend payout exceeded this threshold, although our lenders waived compliance with this requirement with respect to the quarter ended September 30, 2006. We anticipate that we will likely again exceed this threshold for the quarter ending December 31, 2006. If we are not in compliance with this covenant as of December 31, 2006, we will likely seek another waiver of such compliance from our lenders or seek to refinance the credit facility. In such case, if our lenders are unwilling to grant us a waiver on terms we believe are reasonable or at all, and if we are unable to secure an alternative credit facility, we may be in default on our credit facility as of December 31, 2006, which would likely have a material adverse impact on our liquidity and financial condition.

USE OF PROCEEDS
      We estimate the net proceeds from the sale of the Series B Preferred Stock to be approximately $23.78 million after deducting underwriting discounts and paying offering expenses of approximately $222,000 (approximately $27.38 million if the underwriters’ over-allotment option is exercised in full). We intend to contribute all of the net proceeds from the offering of the Series B Preferred Stock to the Operating Partnership in exchange for 7.50% Series B Cumulative Redeemable Preferred Units of the Operating Partnership. We intend to use all of the net proceeds to repay outstanding indebtedness under our line of credit. Our line of credit matures on February 28, 2008. The interest rate charged on the advances under the line of credit is based on LIBOR, the prime rate or the federal funds rate, depending on market conditions, and adjusts periodically. The current rate under the line of credit is 7.64% (based on LIBOR). The principal amount under our credit line to be paid with the net proceeds of this offering was borrowed within the past twelve months for the purpose of funding the acquisition of additional commercial properties.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
      The following table sets forth the ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below. “Earnings” consist of income (loss) from continuing operations before fixed charges. “Fixed charges” consist of interest expense, amortization of deferred financing fees and the portion of operating lease expense that represents interest.

	For the Period
	February 14, 2003
	(inception)	For the Year		For the Year		For the Six Months
	through	Ended		Ended		Ended
	December 31, 2003	December 31, 2004		December 31, 2005		June 30, 2006

Income (loss) from continuing operations	$(240,871)	$1,529,254	(2)	$3,510,958	(2)	$1,790,284
Add fixed charges	7,830	25,565		2,379,937		3,802,460

Earnings	$(233,041)	$1,554,819		$5,890,895		$5,592,744
Fixed Charges:
Interest expense from continuing operations	—	—		2,079,475		3,492,725
Amortization of deferred financing fees from continuing operations	—	—		253,901		281,811
Estimated interest component of rent	7,830	25,565		46,561		27,924

Total fixed charges	7,830	25,565		2,379,937		3,802,460
Total preferred dividends	—	—		—		828,819

Total fixed charges and preferred dividends	7,830	25,565		2,379,937		4,631,279

Ratio of earnings to combined fixed charges and preferred dividends	— (1)	60.8	x	2.5	x	1.2x

(1)	Due to the Company’s loss for the period February 14, 2003 through December 31, 2003 the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $240,871 to achieve a coverage of 1:1.

(2)	The Company has not restated its consolidated financial statements as of December 31, 2005 and 2004, which are incorporated by reference to this report, to reflect the sale of the Canadian properties as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” Income from continuing operations in the table above is presented as if the financial statements had been restated for the sale of the Canadian properties.

CAPITALIZATION
      The following table sets forth our capitalization on June 30, 2006, and as adjusted to give effect to the issuance of the Series B Preferred Stock and the application of the net proceeds therefrom to repay outstanding indebtedness under our line of credit. The information set forth in the following table should be read in connection with, and is qualified in its entirety by reference to, the financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. The information set forth in the table below does not reflect additional borrowings under notes payable or our line of credit that occurred after June 30, 2006.

	June 30, 2006

	Historical	As Adjusted

	(Unaudited)
Notes Payable	$118,690,395	$118,690,395
Notes Payable related to assets held for sale	4,797,876	4,797,876
Borrowings under line of credit	29,660,000	5,880,000
Minority Interest	—	—
Shareholders’ Equity:
Preferred stock, $0.001 par value: 1,150,000 shares of 7.75% Series A Cumulative Redeemable Preferred Stock, Liquidation Preference $25 per share, authorized, 1,000,000 shares issued and outstanding	1,000	1,000
No shares of 7.5% Series B Cumulative Redeemable Preferred stock, Liquidation Preference $25 per share, authorized, issued and outstanding, actual; 1,150,000 shares authorized, 1,000,000 shares, issued and outstanding, as adjusted	—	1,000
Common stock, $0.001 par value per share, 18,850,000 shares authorized, 7,816,972 shares issued and outstanding, actual; 17,700,000 shares authorized, 7,816,972 shares issued and outstanding, as adjusted	7,817	7,817
Additional paid-in capital	131,590,977	155,369,977
Notes Receivable — employees	(2,259,036)	(2,259,036)
Accumulated distributions in excess of net income	(10,820,512)	(10,820,512)

Total shareholders’ equity	118,520,246	142,300,246

Total capitalization	$271,668,517	$271,668,517

DESCRIPTION OF THE SERIES B PREFERRED STOCK
      This description of the Series B Preferred Stock supplements the description of the general terms and provisions of our securities, including preferred stock, in the accompanying prospectus. You should consult that general description, beginning on page 18 of the accompanying prospectus, for further information.
General
      We are authorized under our articles of incorporation to issue up to 20,000,000 shares of capital stock. 7,879,340 shares of common stock, 1,000,000 shares of Series A Preferred Stock and 1,000,000 shares (or 1,150,000 shares if the underwriters exercise their over-allotment option in full) of Series B Preferred Stock will be outstanding, immediately following the completion of this offering. Additionally, 708,660 shares of common stock are reserved for issuance upon the exercise of outstanding stock options. Our Board of Directors may classify the remaining 9,112,000 shares of unissued capital stock by setting or changing the preferences, conversion or other rights, voting powers restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such stock without stockholder approval.

      Our Board of Directors has classified 1,150,000 shares of preferred stock as Series B Preferred Stock, all of which may be issued in this offering (including 150,000 shares that may be issued upon exercise of the underwriters’ over-allotment option).
      The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our articles of incorporation and the articles supplementary, which supplement our articles of incorporation by creating the Series B Preferred Stock. You may obtain a complete copy of the articles supplementary by contacting us.
      Our preferred stock may be issued without stockholder approval, with such voting powers (full or limited), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof as shall be established by our Board of Directors. Thus, without stockholder approval, we could issue preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Series B Preferred Stock.
      Our Board of Directors has authorized our classification and issuance of the Series B Preferred Stock and approved the form of the articles supplementary for the Series B Preferred Stock. Prior to completing this offering, we will adopt and file articles supplementary for the Series B Preferred Stock.
      When issued, the Series B Preferred Stock will be validly issued, fully paid and non-assessable. The holders of the Series B Preferred Stock will have no preemptive rights with respect to any shares of our capital stock or any other of our securities convertible into or carrying rights or options to purchase any such shares. The Series B Preferred Stock will not be subject to any sinking fund or other obligation to redeem or retire the Series B Preferred Stock. Unless redeemed by us on or after October 31, 2011, the Series B Preferred Stock will have a perpetual term, with no maturity. We intend to file an application to list the Series B Preferred Stock on Nasdaq under the symbol “GOODO.” Trading of Series B Preferred Stock on Nasdaq is expected to commence within the 30-day period after the initial delivery of the Series B Preferred Stock.
Dividends
      Holders of shares of the Series B Preferred Stock will be entitled to receive, when and as declared by our Board of Directors (or a duly authorized committee of the Board), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 7.50% per annum of the liquidation preference of $25.00 per share (equivalent to a fixed annual amount of $1.875 per share).
      Dividends on the Series B Preferred Stock will be cumulative from (but excluding) the date of original issue, which is expected to be October 25, 2006 and will be payable monthly in arrears. The first dividend will be payable on November 30, 2006. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date. The record date for each dividend will be designated by our Board of Directors that is not more than 20 nor less than 7 days prior to such dividend payment date.
      Our Board of Directors will not authorize, declare, pay or set apart for payment any dividends on shares of Series B Preferred Stock at any time that the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.
      Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accumulate whether or not restrictions exist in respect thereof, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not we declare such dividends. Accumulated but unpaid dividends on the Series B Preferred Stock will not bear interest, and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative dividends described above. Except as stated in the following sentence, no dividends will be declared or paid or set apart for payment on any of our common stock or any other series of preferred stock ranking equal with the Series B Preferred Stock or any series or class of equity securities ranking junior to the Series B Preferred Stock (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment of those dividends is set apart for such payment) on the Series B Preferred Stock for all past dividend periods and the then current dividend period.
      If we do not declare and either pay or set aside for payment the full cumulative dividends on the Series B Preferred Stock and all shares of capital stock that are equal in rank with Series B Preferred Stock, the amount which we have declared will be allocated ratably to the Series B Preferred Stock and to each series of shares of capital stock equal in rank so that the amount declared for each share of Series B Preferred Stock and for each share of each series of capital stock equal in rank is proportionate to the accrued and unpaid dividends on those shares.
      Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment is set apart for payment) for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon our common stock, or any of our other capital stock ranking junior to or equal with the Series B Preferred Stock as to dividends or upon liquidation, nor shall we redeem, purchase, or otherwise acquire for any consideration (or pay or make any monies available for a sinking fund for the redemption of any such shares) any shares of our common stock, or any other shares of our capital stock ranking junior to or equal with the Series B Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for any of our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due.
Maturity
      The Series B Preferred Stock will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. In addition, we will not be required to set aside funds to redeem the Series B Preferred Stock. Accordingly, the shares of Series B Preferred Stock will remain outstanding indefinitely unless we decide in our sole discretion to redeem them.
Optional Redemption
      The Series B Preferred Stock will not be redeemable prior to October 31, 2011. However, in order to ensure that we will continue to meet the requirements for qualification as a REIT, the Series B Preferred Stock will be subject to provisions in our articles of incorporation pursuant to which shares of our capital stock owned by a stockholder in excess of 9.8% in value of the outstanding shares of our capital stock will be deemed “excess shares,” and we will have the right to purchase those excess shares from the holder.
      On and after October 31, 2011, at our sole option upon not less than 30 nor more than 60 days’ written notice, we may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon to the date fixed for redemption (except with respect to excess shares), without interest. Holders of Series B Preferred Stock to be redeemed must then surrender such Series B Preferred Stock at the place designated in the notice. Upon surrender of the Series B Preferred Stock, the holders will be entitled to the redemption price and any accumulated and unpaid dividends payable upon such redemption. If notice of redemption of any shares of Series B Preferred Stock has been given and if we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any of the shares of

Series B Preferred Stock to be redeemed, then from and after the redemption date dividends will cease to accumulate on those shares of Series B Preferred Stock, those shares of Series B Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected ratably (as nearly as may be practicable without creating fractional shares) or by any other equitable method that we may choose.
      Unless full cumulative dividends on all shares of Series B Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for payment set apart for payment for all past dividend periods and the then current dividend period), no shares of Series B Preferred Stock will be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed. In such event, we also will not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for our capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation). However, the foregoing shall not prevent us from purchasing excess shares in order to ensure that we continue to meet the requirements for qualification as a REIT, or from acquiring shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.
      Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York. Publication will be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect in the notice or in the mailing of the notice shall affect the validity of the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series B Preferred Stock to be redeemed;

•	the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.
      If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.
      Immediately prior to any redemption of Series B Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date. If a redemption date falls after a record date and prior to the corresponding dividend payment date, however, each holder of Series B Preferred Stock at the close of business on that record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.
      The Series B Preferred Stock will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we continue to meet the requirements for qualification as a REIT, we will have the right to purchase “excess shares” as described in the first paragraph of this section. In addition, we may redeem excess shares, in whole or in part, at any time when outstanding shares of Series B Preferred Stock are being redeemed, for cash at a redemption price of $25.00 per share, but excluding accumulated and unpaid dividends on those excess shares, without interest.

Such excess shares will be redeemed in the same proportion and in accordance with the same procedures as the shares of Series B Preferred Stock being redeemed.
Liquidation Preference
      In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series B Preferred Stock will be entitled to be paid, out of our assets legally available for distribution to our stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to and including the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series B Preferred Stock as to liquidation rights. If our assets legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series B Preferred Stock and the liquidation preference on any shares of preferred stock equal in rank with the Series B Preferred Stock, all assets distributed to the holders of the Series B Preferred Stock and any other series of preferred stock equal in rank with the Series B Preferred Stock will be distributed ratably so that the amount of assets distributed per share of Series B Preferred Stock and such other series of preferred stock equal in rank with the Series B Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series B Preferred Stock and on such other series of preferred stock bear to each other. Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate or merge with or into any other corporation, trust or entity, effect a statutory share exchange or sell, lease, transfer or convey all or substantially all of our property or business, we will not be deemed to have liquidated, dissolved or wound up.
Rank
      With respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, the Series B Preferred Stock will rank:

•	senior to all classes or series of our common stock and to all equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	on a parity with our Series A Preferred Stock and all other equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and

•	junior to all our existing and future indebtedness.
Voting Rights
      Holders of the Series B Preferred Stock will not have any voting rights, except as described below or as otherwise required by law.
      Whenever dividends on any shares of Series B Preferred Stock are in arrears for 18 or more consecutive months, the holders of those shares, voting separately as a class, together with the holders of our Series A Preferred Stock and all other series of preferred stock equal in rank with the Series B Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors on our Board of Directors.

The election of these two directors will take place at a special meeting called by the holders of record of at least 20% of the Series B Preferred Stock or the holders of record of at least 20% of any series of preferred stock equal in rank with the Series B Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividend arrearages have been paid (or declared and a sum sufficient for payment set aside). A quorum for any such meeting will exist if at least a majority of the total outstanding shares of Series B Preferred Stock and shares of preferred stock equal in rank with the Series B Preferred Stock entitled to like voting rights are represented in person or by proxy at that meeting. The directors elected as described above shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and preferred stock equal in rank with the Series B Preferred Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present, voting separately as a single class. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock have been paid in full or declared or set aside for payment in full, the holders of the Series B Preferred Stock shall be divested of the right to elect directors and, if all dividend arrearages have been paid in full (or declared and set aside for payment in full) on all series of preferred stock entitled to like voting rights, the term of office of each director so elected shall terminate. Any director so elected may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock having the voting rights described above (voting separately as a single class with all series of preferred stock entitled to like voting rights). So long as a dividend arrearage continues, any vacancy in the office of a director elected as described above may be filled by written consent of the director elected as described above who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a single class with all series of preferred stock entitled to like voting rights). These directors shall each be entitled to one vote per director on any matter.
      So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of our articles of incorporation or the articles supplementary designating the Series B Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof. However, with respect to the occurrence of any event listed above, so long as the Series B Preferred Stock remains outstanding (or shares issued by a surviving entity in substitution for the Series B Preferred Stock) with its terms materially unchanged, taking into account that upon the occurrence of such an event, we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock. In addition (i) any increase in the amount of authorized shares of Series B Preferred Stock, (ii) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (iii) any increase in the amount of authorized shares of such series, in each case ranking equal with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Restrictions on Ownership
      For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that we continue to meet the requirements for qualification as a REIT, our articles of incorporation, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of our outstanding capital stock. Our Board of Directors may waive this ownership limit with respect to a stockholder if evidence satisfactory to our Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would result in a direct or indirect ownership of capital stock by a stockholder in excess of the ownership limit or that would result in our failure to meet the requirements for qualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in our being “closely held” within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
      Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the 9.8% ownership limit shall be deemed “excess shares” held by such holder as agent on behalf of, and in trust for the exclusive benefit of the transferees (which may include us) to whom such capital stock may be ultimately transferred without violating the ownership limit. While the excess shares are held in trust, the holder of those shares will not be entitled to vote those shares, the excess shares will not be considered issued and outstanding for purposes of any stockholder vote or the determination of a quorum for such vote and, except upon liquidation, will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to our discovery that capital stock has been transferred in violation of the ownership limitation shall be repaid to us upon demand.
      Excess shares are further subject to transfer at the direction of our Board of Directors. If our Board of Directors directs a holder of excess shares to sell those shares, such holder shall pay us out of the proceeds of such sale all expenses incurred by us in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by such holder for the excess shares.
      In addition, we will have the right, for a period of six months during the time any excess shares are held by the holder in trust, to redeem all or any portion of the excess shares from the holder for the lesser of the price paid for the capital stock by the holder or the market price (as determined in the manner set forth in the articles of incorporation) of the capital stock on the date we give notice of our intent to redeem those shares. The six month period begins on the date on which we receive written notice of the transfer or other event resulting in the classification of capital stock as excess shares.
      Each stockholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of our securities as our Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.
Conversion
      The Series B Preferred Stock will not be convertible into or exchangeable for any of our other property or securities.

Listing
      We intend to file an application to list the Series B Preferred Stock on Nasdaq under the symbol “GOODO.” If the application is approved, trading of the Series B Preferred Stock on Nasdaq is expected to begin within 30 days after the date of initial delivery of the Series B Preferred Stock.
Transfer and Dividend Paying Agent
      The Bank of New York will act as the transfer and dividend payment agent in respect of the Series B Preferred Stock.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      If, for any taxable year, we elect to designate as a “capital gain dividend” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of any class or series of our stock, the portion of the Capital Gains Amount that shall be allocable to holders of the Series B Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the aggregate amount of dividends (as determined for federal income tax purposes) paid or made available to the holders of all of our classes or series of stock for such year.

UNDERWRITING
      Subject to the terms and conditions of an underwriting agreement dated October 18, 2006, the underwriters named below, for whom Ferris, Baker Watts, Incorporated is acting as representative, have agreed to purchase from us the number of shares of Series B Preferred Stock set forth opposite their names below:

Underwriter	Number of Shares

Ferris, Baker Watts, Incorporated	400,000
J.J.B. Hilliard, W.L. Lyons, Inc.	400,000
Robert W. Baird & Co. Incorporated	200,000
Total	1,000,000

      The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any significant negative change in our business and the receipt of certain certificates, opinions and letters from us and our attorneys and independent registered public accounting firm. The nature of the underwriters’ obligation is such that they are committed to purchase all shares of Series B Preferred Stock offered hereby if any of the shares are purchased.
      We expect that delivery of the Series B Preferred Stock will be made against payment therefor on or about October 25, 2006, which is the fifth business day following the date of pricing of our Series B Preferred Stock. Pursuant to SEC Rule 15c6-1, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.
      We expect to list the Series B Preferred Stock on Nasdaq under the symbol “GOODO.” Trading of the Series B Preferred Stock on Nasdaq, if listing is approved, is expected to commence within 30 days after initial delivery of the Series B Preferred Stock. The underwriters have advised us that they intend to make a market in the Series B Preferred Stock prior to the commencement of trading on Nasdaq. The underwriters will have no obligation to make a market in the Series B Preferred Stock, however, and may cease market-making activities, if commenced, at any time.
      We have granted the underwriters the option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 150,000 additional shares of Series B Preferred Stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotment, if any, in connection with the sale of our Series B Preferred Stock. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our Series B Preferred Stock proportionate to the underwriter’s initial amount set forth in the table above.
      The following table summarizes the underwriting discounts and commissions to be paid by us to the underwriters for each share of our Series B Preferred Stock and in total. This information is presented assuming either no exercise or full exercise of the underwriters’ over-allotment option described above.

	Per Share of
	Series B	Aggregate	Aggregate
	Preferred Stock	Without Option	With Option

Underwriting discount payable by us	$1.00	$1,000,000	$1,150,000

      In no event will the maximum discount to be received by any NASD member in connection with this offering exceed 10%. The maximum reimbursement to any NASD member for bona fide due diligence expenses incurred in connection with this offering will not exceed 0.5%.
      In addition to the underwriting discount described above, we anticipate incurring approximately $222,000 in expenses relating to the offering of our Series B Preferred Stock.

      We have been advised by the representative that the underwriters propose to offer the Series B Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $.50 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $.25 per share to certain other dealers.
      Until the offering of the Series B Preferred Stock is completed, applicable rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the Series B Preferred Stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of the Series B Preferred Stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Series B Preferred Stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series B Preferred Stock while the offering is in progress.
      The underwriters also may impose a penalty bid. This bid occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Series B Preferred Stock. As a result, the price of the Series B Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters without notice at any time.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the underwriters may be required to make in respect thereof.
      In the ordinary course of business, certain of the underwriters and their affiliates have provided, and may in the future provide, investment banking, financial advisory and other services to us for which they have received, and may in the future receive, customary fees.
LEGAL MATTERS
      Certain legal matters relating to the offering will be passed upon for us by Cooley Godward Kronish LLP, Reston, Virginia. Certain legal matters relating to the offering will be passed upon for the underwriters by Bass, Berry & Sims PLC, Memphis, Tennessee.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The audited historical summary of revenue of 2525 North Woodlawn Avenue included in Gladstone Commercial Corporation’s Current Report on form 8-K/A dated July 29, 2005 has been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 28, 2006;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed on May 2, 2006;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed on August 8, 2006; and

•	Current Reports on Form 8-K filed February 1, 2006, February 24, 2006, March 22, 2006, April 13, 2006, June 30, 2006, July 12, 2006, September 1, 2006 and October 16, 2006.
      We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus supplement but before the end of the Series B Preferred Stock offering:

•	Reports filed under Sections 13(a) and (c) of the Exchange Act;

•	Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent annual or special stockholders’ meeting; and

•	Any reports filed under Section 15(d) of the Exchange Act.
      You may request a copy of any of the filings, at no cost, by writing us at the following address or calling our toll-free investor relations line at the following number:

Investor Relations
      Gladstone Commercial Corporation
      1521 Westbranch Drive, Suite 200
      McLean, Virginia 22102
      1-866-366-5745
WHERE YOU CAN FIND MORE INFORMATION
      You may read and copy any material that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC’s site at http://www.sec.gov.
FORWARD-LOOKING STATEMENTS
      Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions, we are making forward-looking statements. In part, we have based these forward-looking statements on possible or assumed future results of our operations. These are forward-looking statements and not guaranteed. They are based on our present intentions and on our present expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project. These risks include those described under “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our filings with the SEC, including those in our Form 10-K for the year ended December 31, 2005, filed on February 28, 2006, and our Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed on May 2, 2006 and August 8, 2006, respectively. Prospective purchasers should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

PROSPECTUS

GLADSTONE COMMERCIAL CORPORATION
$75,000,000
Shares of Common Stock
Shares of Preferred Stock
        We may offer and sell from time to time securities in one or more offerings up to an aggregate dollar amount of $75,000,000 of securities. This prospectus provides you with a general description of the securities we may offer.
      We may offer and sell the following securities:

•	shares of common stock; and

•	shares of preferred stock, which may be convertible into our shares of common stock.
      Each time securities are sold using this prospectus, we will provide a supplement to this prospectus containing specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement before you invest.
      The securities will be offered directly to investors or through underwriters, dealers or agents. The supplements to this prospectus will provide the specific terms of the plan of distribution.
      To ensure that we maintain our qualification as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986, as amended, ownership of our equity securities by any person is subject to certain limitations. See “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws — Restrictions on Ownership and Transfer.”
      Our common stock is traded on the Nasdaq National Market under the symbol “GOOD.” On October 20, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $16.30. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any other securities exchange of the securities covered by such prospectus.
      We maintain our executive offices at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102. Our telephone number is (703) 287-5800.
       Please see page 3 for risk factors relating to an investment in Gladstone Commercial Corporation which you should consider.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 24, 2005.

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

PROSPECTUS SUMMARY
      As used in this prospectus, references to “we,” “our,” “us,” the “Company” and the “REIT” are to Gladstone Commercial Corporation and, except as the context otherwise requires, its wholly owned subsidiaries Gladstone Commercial Limited Partnership, Gladstone Commercial Partners, LLC, Gladstone Lending LLC and Gladstone Commercial Advisers, Inc. References to the “Operating Partnership” are to Gladstone Commercial Limited Partnership, a Delaware limited partnership, which we control through Gladstone Commercial Partners, LLC, the general partner of the Operating Partnership. When we use the term “Adviser” we are referring to our Adviser, Gladstone Management Corporation. The Operating Partnership is also the sole member of Gladstone Lending, LLC, which we refer to herein as “Gladstone Lending.” Gladstone Lending is a Delaware limited liability company created to hold all real estate mortgage loans issued by the Operating Partnership.
      We were incorporated under the General Corporation Law of the State of Maryland on February 14, 2003 primarily for the purpose of investing in and owning net leased industrial and commercial rental property and selectively making long-term mortgage loans collateralized by industrial and commercial property. We expect that a large portion of our tenants and borrowers will be small and medium-sized businesses. We seek to enter into purchase agreements for real estate that have triple net leases with terms of 10 to 15 years, with rent increases built into the leases. Under a triple net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property. At June 30, 2005, we owned eighteen properties and had two mortgage loans. We have also acquired five properties subsequent to June 30, 2005. We are actively communicating with buyout funds, real estate brokers and other third parties to locate properties for potential acquisition or mortgage financing in an effort to build our portfolio.
      We conduct substantially all of our activities through, and all of our properties are held directly or indirectly by, the Operating Partnership. We control the Operating Partnership through our wholly owned subsidiary Gladstone Commercial Partners, LLC, which serves as the Operating Partnership’s sole general partner, and we also own all limited partnership units of the Operating Partnership. We expect the Operating Partnership to issue limited partnership units from time to time in exchange for industrial and commercial real property. By structuring our acquisitions in this manner, the sellers of the real estate will generally be able to defer the realization of gains until they redeem the limited partnership units. Limited partners who hold limited partnership units in the Operating Partnership will be entitled to redeem these units for cash or, at our election, shares of our common stock on a one-for-one basis at any time. Whenever we issue common stock for cash, we will be obligated to contribute any net proceeds we receive from the sale of the stock to the Operating Partnership and the Operating Partnership will, in turn, be obligated to issue an equivalent number of limited partnership units to us. The Operating Partnership will distribute the income it generates from its operations to Gladstone Commercial Partners, LLC and its limited partners, including us, on a pro rata basis. We will, in turn, distribute the amounts we receive from the Operating Partnership to our stockholders in the form of monthly cash distributions. We have historically operated, and intend to continue to operate, so as to qualify as a REIT for federal tax purposes, thereby generally avoiding federal and state income taxes on the distributions we make to our stockholders.
      The Operating Partnership is also the sole member of Gladstone Lending. Gladstone Lending is a Delaware limited liability company formed on January 27, 2004 and was created to hold all real estate mortgage loans issued by the Operating Partnership.
      Gladstone Management Corporation, a registered investment adviser and an affiliate of ours, serves as our external adviser (our “Adviser”). Our Adviser is responsible for managing our business on a day-to-day basis and for identifying and making acquisitions and dispositions that it believes meet our investment criteria.
RECENT DEVELOPMENTS
      On August 5, 2005, the Company acquired a 51,155 square foot office and warehouse building in Hazelwood, Missouri for $3.2 million, including transaction costs, and the purchase was funded using borrowings from the Company’s line of credit. Upon acquisition of the property, the Company was assigned the previously existing triple net lease with the sole tenant, which had a remaining term of approximately seven years at the time of assignment. The lease provides for annual rents of approximately $277,000 in 2006, with prescribed escalations thereafter.
      On September 2, 2005, the Company acquired three separate properties from a single seller: a 52,080 square foot industrial building in Angola, Indiana; a 50,000 square foot industrial building located in Angola, Indiana; and a 52,000 square foot industrial building located in Rock Falls, Illinois. These three properties were acquired for an aggregate cost to the Company of $3.2 million, including transaction costs, and the purchase was funded using borrowings from the Company’s line of credit. Upon acquisition of the properties, the Company extended a fifteen year triple net lease with the tenant of each building. The lease provides for annual rents of approximately $281,000 in 2006, with prescribed escalations thereafter.
      On October 17, 2005, the Company acquired a 70,598 square foot industrial building in Newburyport, Massachusetts for $7.8 million, including transaction costs, and the purchase was funded using borrowings from the Company’s line of credit. Upon acquisition of the property, the Company was assigned the previously existing triple net lease with the sole tenant, which had a remaining term of approximately seven years at the time of assignment. The tenant also has one option to extend the lease for an additional period of five years. The lease provides for annual rents of approximately $669,000 in 2006, with prescribed escalations thereafter.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by us. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing specific information about us and the terms of the securities being offered. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement or amendment may also add, update, or change information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.
      This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
      You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.” Information incorporated by reference with the SEC after the date of this prospectus, or information included in any prospectus supplement or an amendment to the registration statement of which this prospectus forms a part, may add, update, or change information in this prospectus or any prospectus supplement. If information in these subsequent filings, prospectus supplements or amendments is inconsistent with this prospectus or any prospectus supplement, the information incorporated by reference or included in the subsequent prospectus supplement or amendment will supersede the information in this prospectus or any earlier prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

RISK FACTORS
      You should carefully consider the risk factors set forth below as well as the other information included or incorporated by reference in this prospectus. An investment in the securities offered by this prospectus involves a significant degree of risk, including but not limited to the risks described below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you could lose a portion of your original investment.

We are a relatively new company with little operating history and may not be able to operate successfully.
      We were incorporated in February 2003 and at June 30, 2005 we owned eighteen properties, all of which are fully leased, and had extended two mortgage loans. As a result, we are subject to all of the business risks and uncertainties associated with any new business enterprise. Our failure to operate successfully or profitably or accomplish our investment objectives could have a material adverse effect on our ability to generate cash flow to make distributions to our stockholders, and the value of an investment in our common stock may decline substantially or be reduced to zero.

We are not currently able to set a consistent distribution rate, and the distribution rate we fix in the future may have an adverse effect on the market price for our common stock.
      Because we are relatively newly organized and as of June 30, 2005 we held only eighteen properties and two mortgage loans, we currently do not have the ability to predict with any certainty the amount of our future cash flows or our distribution rate. For the year ended December 31, 2004, we declared quarterly distributions of $0.12 per share of common stock, or a total of $0.48 for the entire year. Beginning in January 2005, our board began to declare monthly distributions, setting our monthly distributions for each of the first three months of 2005 at $0.06 per share. Our board of directors subsequently increased our monthly distributions to $0.08 per share for each of the following six months. Our future distribution rate will depend entirely on the timing and amount of rent and mortgage payments from investments we make. Our failure to make investments at acceptable rates of return could result in our fixing a distribution rate that is not competitive with alternative investments, which could adversely affect the market price of our common stock.

Highly leveraged tenants or borrowers may be unable to pay rent or make mortgage payments, which could adversely affect our cash available to make distributions to our stockholders.
      Some of our tenants or borrowers may have been recently restructured using leverage or been acquired in a leveraged transaction. Tenants or borrowers that are subject to significant debt obligations may be unable to make their rent or mortgage payments if there are adverse changes to their businesses or economic conditions. Tenants that have experienced leveraged restructurings or acquisitions will generally have substantially greater debt and substantially lower net worth than they had prior to the leveraged transaction. In addition, the payment of rent and debt service may reduce the working capital available to leveraged entities and prevent them from devoting the resources necessary to remain competitive in their industries. In situations where management of the tenant or borrower will change after a transaction, it may be difficult for our Adviser to determine with certainty the likelihood of the tenant’s or borrower’s business success and of it being able to pay rent or make mortgage payments throughout the lease or loan term. These companies are more vulnerable to adverse conditions in their businesses or industries, economic conditions generally and increases in interest rates.
      Leveraged tenants and borrowers are more susceptible to bankruptcy than unleveraged tenants. Bankruptcy of a tenant or borrower could cause:

•	the loss of lease or mortgage payments to us;

•	an increase in the costs we incur to carry the property occupied by such tenant;

•	a reduction in the value of our common stock; and

•	a decrease in distributions to our stockholders.
      Under bankruptcy law, a tenant who is the subject of bankruptcy proceedings has the option of continuing or terminating any unexpired lease. If a bankrupt tenant terminates a lease with us, any claim we might have for breach of the lease (excluding a claim against collateral securing the claim) will be treated as a general unsecured claim. Our claim would likely be capped at the amount the tenant owed us for unpaid rent prior to the bankruptcy unrelated to the termination, plus the greater of one year’s lease payments or 15% of the remaining lease payments payable under the lease (but no more than three years’ lease payments). In addition, due to the long-term nature of our leases and terms providing for the repurchase of a property by the tenant, a bankruptcy court could recharacterize a net lease transaction as a secured lending transaction. If that were to occur, we would not be treated as the owner of the property, but might have additional rights as a secured creditor.

Our real estate investments may include special use and single tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.
      We focus our investments on commercial and industrial properties, a number of which include manufacturing facilities, special use storage or warehouse facilities and special use single tenant properties. These types of properties are relatively illiquid compared to other types of real estate and financial assets. This illiquidity will limit our ability to quickly change our portfolio in response to changes in economic or other conditions. With these properties, if the current lease is terminated or not renewed or, in the case of a mortgage loan, if we take such property in foreclosure, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant or sell the property. In addition, in the event we are forced to sell the property, we may have difficulty selling it to a party other than the tenant or borrower due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell or re-lease properties without adversely affecting returns to our stockholders.

The inability of a tenant in a single tenant property to pay rent will reduce our revenues.
      Most of our properties are occupied by a single tenant and, therefore, the success of our investments will be materially dependent on the financial stability of these tenants. Lease payment defaults by these tenants could adversely affect our cash flows and cause us to reduce the amount of distributions to stockholders. In the event of a default by a tenant, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a lease is terminated, we may not be able to lease the property for the rent previously received or sell the property without incurring a loss.

Our business strategy relies heavily on external financing, which may expose us to risks associated with leverage such as restrictions on additional borrowing and payment of distributions, risks associated with balloon payments, and risk of loss of our equity upon foreclosure.
      Our strategy contemplates the use of leverage so that we may make more investments than would otherwise be possible in order to maximize potential returns to stockholders. If the income generated by our properties and other assets fails to cover our debt service, we could be forced to reduce or eliminate distributions to our stockholders and may experience losses. We may borrow on a secured or unsecured basis. Neither our articles of incorporation nor our bylaws impose any limitation on borrowing on us. However, our board of directors has adopted a policy that our aggregate borrowing will not result in a total debt to total equity ratio greater than two-to-one. This coverage ratio means that, for each dollar of equity we have, we can incur up to two dollars of debt. Our board of directors may change this policy at any time. We expect that our board of directors will expand this ratio to three-to-one in the near future, which would permit us to leverage up to 75% loan to value.
      Our ability to achieve our investment objectives will be affected by our ability to borrow money in sufficient amounts and on favorable terms. We expect that we will borrow money that will be secured by our properties and that these financing arrangements will contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. In addition, our short-term line of credit contains, and any other credit facility we might enter into is likely to contain certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, and will specify debt ratios that we will be required to maintain. Accordingly, we may be unable to obtain the degree of leverage we believe to be optimal, which may cause us to have less cash for distribution to stockholders than we would have with an optimal amount of leverage. Our use of leverage could also make us more vulnerable to a downturn in our business or the economy generally. There is also a risk that a significant increase in the ratio of our indebtedness to the measures of asset value used by financial analysts may have an adverse effect on the market price of our common stock.
      Some of our debt financing arrangements may require us to make lump-sum or “balloon” payments at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or to sell the financed property. At the time the balloon payment is due, we may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment, which could adversely affect the amount of our distributions to stockholders.
      Since the net proceeds of our initial public offering have been invested, we are now acquiring additional properties by using our $60 million short-term line of credit established in February of 2005. We have also recently received long-term financing, where we have borrowed funds and secured these borrowings with three of our properties. We expect to continue to use this strategy to obtain additional long term financing, borrowing all or a portion of the purchase price of a potential acquisition and securing the loan with a mortgage on some or all of our existing real property. If we are unable to make our debt payments as required, a lender could foreclose on the property securing its loan. This could cause us to lose part or all of our investment in such property which in turn could cause the value of our common stock or the amount of distributions to our stockholders to be reduced. In general, the long-term mortgages we obtain are secured only by the property being financed, without recourse to our other properties or to us. In the event that a non-recourse mortgage is in default, the lender would only be able to foreclose against the property securing the mortgage or look to that property for repayment of the loan.

We are subject to certain risks associated with real estate ownership and lending which could reduce the value of our investments.
      Our investments include net leased industrial and commercial property and mortgage loans secured by industrial and commercial real estate. Our performance, and the value of our investments, is subject to risks incident to the ownership and operation of these types of properties, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing;

•	competition from other available space; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Competition for the acquisition of real estate may impede our ability to make acquisitions or increase the cost of these acquisitions, which could adversely affect our operating results and financial condition.
      We compete for the acquisition of properties with many other entities engaged in real estate investment activities, including financial institutions, institutional pension funds, other REITs, other public and private real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or may cause an increase in the price we must pay for real estate. Our competitors may have greater resources than we do, and may be willing to pay more for certain assets or may have a more compatible operating philosophy with our acquisition targets. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment. Increased competition for properties may also preclude us from acquiring those properties that would generate attractive returns to us.

Most of our tenants are small and medium-sized businesses, which exposes us to additional risks unique to these entities.
      Leasing real property or making mortgage loans to small and medium-sized businesses exposes us to a number of unique risks related to these entities, including the following:

•	Small and medium-sized businesses may have limited financial resources and may not be able to make their lease or mortgage payments. A small or medium-sized tenant or borrower is more likely to have difficulty making its lease or mortgage payments when it experiences adverse events, such as the failure to meet its business plan, a downturn in its industry or negative economic conditions.

•	Small and medium-sized businesses typically have narrower product lines and smaller market shares than large businesses. Because our target tenants and borrowers are smaller businesses, they will tend to be more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. In addition, our target tenants and borrowers may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and other capabilities and a larger number of qualified managerial and technical personnel.

•	There is generally little or no publicly available information about our target tenants and borrowers. Many of our tenants and borrowers are likely to be privately owned businesses, about which there is generally little or no publicly available operating and financial information. As a result, we will rely on our Adviser to perform due diligence investigations of these tenants and borrowers, their operations and their prospects. We may not learn all of the material information we need to know regarding these businesses through our investigations.

•	Small and medium-sized businesses generally have less predictable operating results. We expect that many of our tenants and borrowers may experience significant fluctuations in their operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, may require substantial additional capital to support their operations, to finance expansion or to maintain their competitive positions, may otherwise have a weak financial position or may be adversely affected by changes in the business cycle. Our tenants and borrowers may not meet net income, cash flow and other coverage tests typically imposed by their senior lenders. The failure of a tenant or borrower to satisfy financial or operating covenants imposed by senior lenders could lead to defaults and, potentially, foreclosure on credit facilities, which could additionally trigger cross-defaults in other agreements. If this were to occur, it is possible that the ability of the tenant or borrower to make required payments to us would be jeopardized.

•	Small and medium-sized businesses are more likely to be dependent on one or two persons. Typically, the success of a small or medium-sized business also depends on the management talents and efforts of one or two persons or a small group of persons. The death, disability or resignation of one or more of these persons could have a material adverse impact on our tenant or borrower and, in turn, on us.

•	Small and medium-sized businesses may have limited operating histories. While we intend to target as tenants and borrowers stable companies with proven track records, we may lease properties or lend money to new companies that meet our other investment criteria. Tenants or borrowers with limited operating histories will be exposed to all of the operating risks that new businesses face and may be particularly susceptible to, among other risks, market downturns, competitive pressures and the departure of key executive officers.

Because we must distribute a substantial portion of our net income to qualify as a REIT, we will be largely dependent on third-party sources of capital to fund our future capital needs.
      To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our taxable income each year, excluding capital gains. Because of this distribution requirement, it is not likely that we will be able to fund a significant portion of our future capital needs, including property acquisitions, from retained earnings. Therefore, we will likely rely on public and private debt and equity capital to fund our business. This capital may not be available on favorable terms or at all. Our access to additional capital depends on a number of things, including the market’s perception of our growth potential and our current and potential future earnings. Moreover, additional debt financings may substantially increase our leverage.

Our real estate portfolio will be concentrated in a limited number of properties, which subjects us to an increased risk of significant loss if any property declines in value or if we are unable to lease a property.
      At June 30, 2005, we owned eighteen properties and held two mortgage loans. To the extent we are able to leverage such investments, we will acquire additional properties with the proceeds of borrowings, subject to our debt policy. A consequence of a limited number of investments is that the aggregate returns we realize may be substantially adversely affected by the unfavorable performance of a small number of leases or mortgage loans or a significant decline in the value of any property. In addition, while we do not intend to invest 20% or more of our total assets in a particular property at the time of investment, it is possible that, as the values of our properties change, one property may comprise in excess of 20% of the value of our total assets. Lack of diversification will increase the potential that a single under-performing investment could have a material adverse effect on our cash flow and the price we could realize from the sale of our properties.

Liability for uninsured losses could adversely affect our financial condition.
      Losses from disaster-type occurrences (such as wars or earthquakes) may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, we could lose our capital investment or anticipated profits and cash flow from one or more properties.

Potential liability for environmental matters could adversely affect our financial condition.
      Our purchase of industrial and commercial properties subjects us to the risk of liabilities under federal, state and local environmental laws. Some of these laws could subject us to:

•	responsibility and liability for the cost of removal or remediation of hazardous substances released on our properties, generally without regard top our knowledge of or responsibility for the presence of the contaminants;

•	liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of these substances; and

•	potential liability for common law claims by third parties for damages resulting from environmental contaminants.
      We generally include provisions in our leases making tenants responsible for all environmental liabilities and for compliance with environmental regulations, and requiring tenants to reimburse us for damages or costs for which we have been found liable. However, these provisions will not eliminate our statutory liability or preclude third party claims against us. Even if we were to have a legal claim against a tenant to enable us to recover any amounts we are required to pay, we may not be able to collect any money from the tenant. Our costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or lease the property or to borrow using the property as collateral.

      We generally obtain Phase I environmental site assessments (ESAs) on our properties at the time of acquisition. The ESAs are intended to identify potential environmental contamination. The ESAs include a historical review of the property, a review of certain public records, a preliminary investigation of the site and surrounding properties, screening for the presence of hazardous substances and underground storage tanks, and the preparation and issuance of a written report. The ESAs that we have obtained have not included invasive procedures, such as soil sampling or ground water analysis.
      The ESAs that we have obtained have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on our business, assets, results of operations or liquidity, nor are we aware of any such liability. Nevertheless, it is possible that these ESAs do not reveal all environmental liabilities or that there are material environmental liabilities or compliance concerns that we are not aware of. Moreover, future laws, ordinances or regulations could impose material environmental liability, and the current environmental condition of a property could be affected by the condition of properties in the vicinity of the property (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Our potential participation in joint ventures creates additional risk.
      We may participate in joint ventures or purchase properties jointly with other unaffiliated entities. There are additional risks involved in these types of transactions. These risks include the potential of our joint venture partner becoming bankrupt or our economic or business interests diverging. These diverging interests could, among other things, expose us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property.

Net leases may not result in fair market lease rates over time.
      A large portion of our rental income has come, and we expect a large portion of our rental income to continue to come, from net leases and, net leases frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than if we did not engage in net leases.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.
      We may experience interest rate volatility in connection with mortgage loans on our properties and borrowings under our revolving credit facility or other variable-rate debt that we may obtain from time to time. We may seek to mitigate our exposure to changing interest rates by using interest rate hedging arrangements such as interest rate swaps and caps. These derivative instruments involve risk and may not be effective in reducing our exposure to interest rate changes. Risks inherent in derivative instruments include the risk that counter-parties to derivative contracts may be unable to perform their obligations, the risk that interest rates move in a direction contrary to, or move slower than the period contemplated by, the direction or time period that the derivative instrument is designed to cover, and the risk that the terms of such instrument will not be legally enforceable. While we intend to design our hedging strategies to protect against movements in interest rates, derivative instruments that we are likely to use may also involve immediate costs, which could reduce our cash available for distribution to our stockholders. Likewise, ineffective hedges, as well as the occurrence of any of the risks inherent in derivatives, could adversely affect our reported operating results or reduce your overall investment returns. Our Adviser and our board of directors will review each of our derivative contracts and periodically evaluate their effectiveness against their stated purposes.

Our success depends on the performance of our Adviser and if our Adviser makes inadvisable investment or management decisions, our operations could be materially adversely impacted.
      Our ability to achieve our investment objectives and to pay distributions to our stockholders is dependent upon the performance of our Adviser in evaluating potential investments, selecting and negotiating property purchases and dispositions and mortgage loans, selecting tenants and borrowers, setting lease or mortgage loan terms and determining financing arrangements. Our stockholders have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments and must rely entirely on the analytical and management abilities of our Adviser and the oversight of our board of directors. If our Adviser or our board of directors makes inadvisable investment or management decisions, our operations could be materially adversely impacted.

We may have conflicts of interest with our Adviser and other affiliates.
      Our Adviser manages our business and locates, evaluates, recommends and negotiates the acquisition of our real estate investments. At the same time, our advisory agreement permits our Adviser to conduct other commercial activities and provide management and advisory services to other entities, including Gladstone Capital Corporation, Gladstone Investment Corporation and Gladstone Land Corporation, an entity affiliated with our chairman David Gladstone. Moreover, all of our officers and directors are also officers and directors of Gladstone Capital Corporation, which actively makes loans to and invests in small and medium-sized companies and Gladstone Investment Corporation, an entity that finances buyout and other change of control transactions involving small and medium-sized businesses. As a result, we may from time to time have conflicts of interest with our Adviser in its management of our business and with Gladstone Capital, Gladstone Investment or Gladstone Land, which may arise primarily from the involvement of our Adviser, Gladstone Capital, Gladstone Investment or Gladstone Land and their affiliates in other activities that may conflict with our business. Examples of these potential conflicts include:

•	Our Adviser may realize substantial compensation on account of its activities on our behalf;

•	We may experience competition with our affiliates for financing transactions;

•	Our Adviser may earn fee income from our borrowers or tenants; and

•	Our Adviser and other affiliates such as Gladstone Capital, Gladstone Investment and Gladstone Land could compete for the time and services of our officers and directors.
      These and other conflicts of interest between us and our Adviser and other affiliates could have a material adverse effect on the operation of our business and the selection or management of our real estate investments.

Our financial condition and results of operations depend on our Adviser’s ability to effectively manage our future growth.
      Our ability to achieve our investment objectives depends on our ability to sustain continued growth, which, in turn, depends on our Adviser’s ability to find, select and negotiate property purchases, net leases and mortgage loans that meet our investment criteria. Accomplishing this result on a cost-effective basis is largely a function of our Adviser’s marketing capabilities, management of the investment process, ability to provide competent, attentive and efficient services and our access to financing sources on acceptable terms. As we grow, our Adviser may be required to hire, train, supervise and manage new employees. Our Adviser’s failure to effectively manage our future growth could have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon our key management personnel for our future success, particularly David Gladstone, Terry Lee Brubaker and George Stelljes III.
      We are dependent on our senior management and other key management members to carry out our business and investment strategies. Our future success depends to a significant extent on the continued service and coordination of our senior management team, particularly David Gladstone, our chairman and chief executive officer, Terry Lee Brubaker, our vice chairman and George Stelljes III, our president and chief investment officer. The departure of any of our executive officers or key employees could have a material adverse effect on our ability to implement our business strategy and to achieve our investment objectives.

The limit on the number of shares of common stock a person may own may discourage a takeover.
      Primarily to facilitate maintenance of our qualification as a REIT, our articles of incorporation prohibit ownership of more than 9.8% of the outstanding shares of our common stock by one person. This restriction may discourage a change of control and may deter individuals or entities from making tender offers for our common stock, which offers might otherwise be financially attractive to our stockholders or which might cause a change in our management.

Certain provisions of Maryland law could restrict a change in control.
      Certain provisions of Maryland law applicable to us prohibit business combinations with:

•	any person who beneficially owns 10% or more of the voting power of our common stock, referred to as an “interested stockholder;”

•	an affiliate of ours who, at any time within the two-year period prior to the date in question, was an interested stockholder; or

•	an affiliate of an interested stockholder.
      These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding shares of common stock and two-thirds of the votes entitled to be cast by holders of our common stock other than shares held by the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder.

Our staggered director terms could deter takeover attempts and adversely impact the price of our common stock.
      Our board of directors is divided into three classes, with the term of the directors in each class expiring every third year. At each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. After election, a director may only be removed by our stockholders for cause. Election of directors for staggered terms with limited rights to remove directors makes it more difficult for a hostile bidder to acquire control of us. The existence of this provision may negatively impact the price of our common stock and may discourage third-party bids to acquire our common stock. This provision may reduce any premiums paid to stockholders in a change in control transaction.

We may not qualify as a REIT for federal income tax purposes, which would subject us to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for paying distributions to stockholders.
      We have historically operated and intend to continue to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. Our qualification as a REIT depends on our ability to meet various requirements set forth in the Internal Revenue Code concerning, among other things, the ownership of our outstanding common stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so as to qualify as a REIT. At any time new laws, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to revoke our REIT election, which it may do without stockholder approval.
      If we lose or revoke our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution to you because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income, we would be subject to federal income tax at regular corporate rates and we might need to borrow money or sell assets in order to pay any such tax;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.
      In addition, if we fail to qualify as a REIT, all distributions to stockholders would be subject to tax to the extent of our current and accumulated earnings and profits, provided that the rate of tax on the taxable portion of such distributions would likely be limited to 15% through 2008. If we were taxed as a regular corporation, we would not be required to make distributions to stockholders and corporate distributees might be eligible for the dividends received deduction.
      On October 22, 2004, the President signed into law the American Jobs Creation Act, which amended certain rules relating to REITs. The American Jobs Creation Act revised the following REIT rules:

•	If we fail to satisfy the 95% gross income test after our 2004 taxable year, as described under “Failure to make required distributions would subject us to tax,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on the excess of 95% (rather than 90%) of our gross income over our qualifying income.

•	For purposes of the 10% value test (i.e., the requirement that we not own more than 10% of the value of the securities of any issuer other than a Taxable REIT Subsidiary (“TRS”) or another REIT), the exception for certain “straight debt” securities includes debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

In addition to straight debt securities, loans to individuals and estates, securities issued by REITs, and accrued obligations to pay rent will not be considered securities for purposes of the 10% value test.

•	For purposes of the 10% value test, holding a de minimis amount of an issuer’s securities that do not qualify for the straight debt safe harbor (either directly or through a TRS) will not prevent straight debt of a partnership or corporation from qualifying for the safe harbor. Specifically, we or a controlled TRS in which we own more than 50% of the voting power or value of the stock could hold such non-straight debt securities with a value of up to 1% of a partnership’s or corporation’s outstanding securities. There is no limitation on the amount of an issuer’s securities that a non-controlled TRS can own.

•	In the event that, at the end of a calendar quarter after our 2004 taxable year, more than 5% of our assets are represented by the securities of one issuer, or we own more than 10% of the voting power or value of the securities of any issuer, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure.

•	In the event of a more than de minimis failure of any of the asset tests after our 2004 taxable year, as long as the failure is due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and (ii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event that we fail to satisfy a REIT requirement after our 2004 taxable year, other than a gross income or asset test, we will not lose our REIT status but will incur a penalty of $50,000 for each reasonable cause failure to satisfy such a requirement.

•	After our 2004 taxable year, “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. Income and gain from hedging transactions will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). Income and gain from hedging transactions will continue to be nonqualifying income for purposes of the 75% gross income test.

•	For non-United States shareholders of our publicly traded shares, capital gain distributions occurring after our 2004 taxable year that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-United States shareholder does not own more than 5% of that class of our shares during the taxable year.

      The provisions described above relating to the expansion of the “straight debt” safe harbor, the addition of securities that would be exempt from the 10% value test and the treatment of rent paid by a TRS apply to taxable years beginning after December 31, 2000. All other provisions apply for taxable years beginning after our 2004 taxable year.

We have not sought a ruling from the Internal Revenue Service that we qualify as a REIT, nor do we intend to do so in the future.
      An IRS determination that we do not qualify as a REIT would deprive our stockholders of the tax benefits of our REIT status only if the IRS determination is upheld in court or otherwise becomes final. To the extent that we challenge an IRS determination that we do not qualify as a REIT, we may incur legal expenses that would reduce our funds available for distribution to stockholders.
      As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Failure to make required distributions would subject us to tax.
      In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gains. To the extent that we satisfy the distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.

      We intend to pay out our income to our stockholders in a manner intended to satisfy the distribution requirement applicable to REITs and to avoid corporate income tax and the 4% excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. In the future, we may borrow funds to pay distributions to our stockholders and the limited partners of our Operating Partnership. Any funds that we borrow would subject us to interest rate and other market risks.

The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT status.
      The IRS may take the position that specific sale-leaseback transactions we may treat as true leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the asset or income tests required for REIT qualification and consequently lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which could cause us to fail the distribution test for REIT qualification.

There are special considerations for pension or profit-sharing trusts, Keogh Plans or individual retirement accounts whose assets are being invested in our common stock.
      If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other retirement plan, IRA or benefit plan in our common stock, you should consider:

•	whether your investment is consistent with the applicable provisions of the Employee Retirement Income Security Act (ERISA) or the Internal Revenue Code;

•	whether your investment will produce unrelated business taxable income, referred to as UBTI, to the benefit plan; and

•	your need to value the assets of the benefit plan annually.
      We do not believe that under current ERISA law and regulations that our assets would be treated as “plan assets” for purposes of ERISA. However, if our assets were considered to be plan assets, our assets would be subject to ERISA and/or Section 4975 of the Internal Revenue Code, and some of the transactions we have entered into with our Adviser and its affiliates could be considered “prohibited transactions” which could cause us, our Adviser and its affiliates to be subject to liabilities and excise taxes. In addition, our officers and directors, our Adviser and its affiliates could be deemed to be fiduciaries under ERISA and subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of ERISA) with respect to a purchase by a benefit plan and, therefore, unless an administrative or statutory exemption applies in the event such persons are fiduciaries (within the meaning of ERISA) with respect to your purchase, shares should not be purchased.

If our Operating Partnership fails to maintain its status as a partnership for federal income tax purposes, its income may be subject to taxation.
      We intend to maintain the status of our Operating Partnership as a partnership for federal income tax purposes. As we currently hold all of the ownership interests in our Operating Partnership, it is currently disregarded for income tax purposes. We intend that it will qualify as a partnership for income tax purposes upon the admission of additional partners. However, if the IRS were to successfully challenge the status of our Operating Partnership as a partnership, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our Operating Partnership could make to us. This would also result in our losing REIT status and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the return on your investment. In addition, if any of the entities through which our Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to our Operating Partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

The market price and trading volume of our common stock may be volatile.
      The market price of our common stock may be highly volatile and subject to wide fluctuations and the trading volume in our common stock may fluctuate and cause significant price variations to occur. The market price of our common stock could fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	price and volume fluctuations in the stock market from time to time, which are often unrelated to the operating performance of particular companies;

•	significant volatility in the market price and trading volume of shares of REITs, real estate companies or other companies in our sector, which is not necessarily related to the performance of those companies;

•	price and volume fluctuations in the stock market as a result of terrorist attacks, or speculation regarding future terrorist attacks, in the United States or abroad;

•	price and volume fluctuations in the stock market as a result of involvement of the United States in armed hostilities, or uncertainty regarding United States involvement in such activities;

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or the publication of research reports about us or the real estate industry generally;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to our anticipated level of debt or any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	changes in regulatory policies or tax guidelines, particularly with respect to REITs;

•	loss of REIT status for federal income tax purposes;

•	loss of a major funding source; and

•	general market and economic conditions.

Shares of common stock eligible for future sale may have adverse effects on our share price.
      We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issuable upon the conversion of units of our operating partnership that we may issue from time to time and the issuance of up to 960,000 shares reserved for issuance upon the exercise of options that have been or may be granted under our 2003 Equity Incentive Plan), or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock.

An increase in market interest rates may have an adverse effect on the market price of our common stock.
      One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution yield on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties, interest earned on our mortgage loans and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions are likely to affect the market price of our common stock, and such effects could be significant. For instance, if interest rates rise without an increase in our distribution rate, the market price of our common stock could decrease because potential investors may require a higher distribution yield on our common stock as market rates on interest-bearing securities, such as bonds, rise.
USE OF PROCEEDS
      Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities to:

•	pay down our revolving line of credit;

•	acquire and develop commercial and industrial real estate for lease to tenants as suitable opportunities arise;

•	make industrial and commercial mortgage loans as suitable opportunities arise;

•	reimburse our Adviser for the expenses and fees it incurs in connection with our business;

•	repay any outstanding indebtedness at the time it is due; and

•	fund general business purposes.
      Pending their use, we may invest the net proceeds from the sale of the offered securities in REIT-qualified money market instruments, short-term repurchase agreements or other cash equivalents that are expected to provide a lower net return than we hope to achieve from our intended real estate investments. We may also temporarily invest in securities that qualify as “real estate assets” under the REIT provisions of the Internal Revenue Code, such as mortgage-backed securities. We may not be able to achieve our targeted investment pace.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
      The following table sets forth the ratio of earnings to fixed charges and preferred dividends for the periods indicated below. “Earnings” consist of income (loss) from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense and the portion of operating lease expense that represents interest. We do not currently have any outstanding preference equity securities or dividends on such securities.

Period from
February 14, 2003
(Inception) to	Year Ended	Six Months Ended
December 31, 2003	December 31, 2004	June 30, 2005

—(1)	64.52	6.40

(1)	For the period from our inception to December 31, 2003, our earnings were insufficient to cover fixed charges by $240,871.
DESCRIPTION OF OUR CAPITAL STOCK
General
      Our authorized capital stock consists of 20,000,000 shares of capital stock, $0.001 par value per share, all of which is designated as common stock. Under our articles of incorporation, our board of directors is authorized to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such stock. As of September 30, 2005, there were 7,672,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The following summary description of our capital stock is not necessarily complete and is qualified in its entirety by reference to our articles of incorporation and bylaws, each of which has been filed with the Securities and Exchange Commission, as well as applicable provisions of Maryland law.
Voting Rights of Common Stock
      Subject to the provisions of our articles of incorporation regarding restrictions on the transfer and ownership of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock (of which there currently is none), the holders of the common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors then standing for election and the holders of the remaining shares are not able to elect any directors.
Dividends, Liquidations and Other Rights
      All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when declared by our board of directors out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares (of which there currently is none) and to the provisions of our articles of incorporation regarding restrictions on transfer of our shares.
      Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our articles of incorporation, all shares of common stock have equal dividend, liquidation and other rights.
Certificates
      We will not issue certificates. Shares will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer. Transfers can be effected simply by mailing to us a duly executed transfer form. Upon the issuance of our shares, we will send to each stockholder a written statement which will include all information that is required to be written upon stock certificates under Maryland law.
Meetings and Special Voting Requirements
      An annual meeting of the stockholders will be held each year for the purpose of electing the class of directors whose term is up for election and to conduct other business that may be before the stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chairman, our president or upon the written request of stockholders entitled to cast at least 20% of all the votes entitled to be cast at a meeting. In general, the presence in person or by proxy of a majority of the outstanding shares, exclusive of excess shares (described in “Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws — Restrictions on Ownership of Shares” below), shall constitute a quorum. Generally, the affirmative vote of a majority of the votes entitled to be voted at a meeting at which a quorum is present is necessary to take stockholder action, except that a plurality of all votes cast at such a meeting is sufficient to elect a director.
      A proposal by our board of directors to amend our articles of incorporation or to dissolve us requires the approval at a duly held meeting of our stockholders holding at least a majority of the shares entitled to vote. Stockholders may, by the affirmative vote of two-thirds of the shares entitled to vote on such matter, elect to remove a director for cause. Stockholders do not have the ability to vote to replace our Adviser or to select a new adviser.
      The affirmative vote of a majority of all shares entitled to vote is required to approve any merger or sale of substantially all of our assets other than in the ordinary course of business. The term “substantially all” as used in this context is a term used in the Maryland General Corporate Law. The Maryland General Corporation Law does not include a definition of “substantially all” and Maryland case law suggests that the term be interpreted on a case-by-case basis. The effect for investors of the Maryland law’s lack of definition is that we cannot provide investors with a definition for “substantially all” and therefore stockholders will not know whether a sale of assets will constitute a sale of substantially all of the assets and, therefore, whether they will have the right to approve any particular sale.
Information Rights
      Any stockholder may, during normal business hours and for any lawful and proper purpose, inspect and copy our bylaws, minutes of the proceedings of our stockholders, our annual financial statements and any voting trust agreement that is on file at our principal office. In addition, one or more stockholders who together are, and for at least six months have been, record or beneficial holders of 5% of our common stock are entitled to inspect a copy of our stockholder list upon written request. The list will include the name and address of, and the number of shares owned by, each stockholder and will be available at our principal office within 20 days of the stockholder’s request.
      The rights of stockholders described above are in addition to, and do not adversely affect rights provided to investors under, Rule 14a-7 promulgated under the Securities Exchange Act of 1934, which provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders, or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution themselves.
Distributions
      Distributions will be paid to investors who are stockholders as of the record date selected by our board of directors. Distributions will be paid on a quarterly basis regardless of the frequency with which such distributions are declared. We are required to make distributions sufficient to satisfy the REIT requirements. Generally, income distributed as distributions will not be taxable to us under federal income tax laws unless we fail to comply with the REIT requirements.
      Distributions will be paid at the discretion of our board of directors based on our earnings, cash flow and general financial condition. The directors’ discretion will be governed, in substantial part, by their obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later period of the year and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. We may borrow to make distributions if the borrowing is necessary to maintain our REIT status, or if the borrowing is part of a liquidation strategy whereby the borrowing is done in anticipation of the sale of properties and the proceeds will be used to repay the loan.
Repurchases of Excess Shares
      We have the authority to redeem “excess shares” (as defined in our articles of incorporation) immediately upon becoming aware of the existence of excess shares or after giving the holder of the excess shares 30 days to transfer the excess shares to a person whose ownership of such shares would not exceed the ownership limit and, therefore such shares would no longer be considered excess shares. The price paid upon redemption by us shall be the lesser of the price paid for such excess shares by the stockholder holding the excess shares or the fair market value of the excess shares. We may purchase excess shares or otherwise repurchase shares if the repurchase does not impair our capital or operations. For additional information regarding excess shares, see “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws — Restrictions on Ownership of Shares.”
Other Matters
      The transfer agent and registrar for our common stock is The Bank of New York. The principal business address of The Bank of New York is 100 Church Street, 14th Floor, New York, New York 10286.
DESCRIPTION OF PREFERRED STOCK
General
      Subject to limitations prescribed by Maryland law and our articles of incorporation, our board of directors is authorized to issue, from the authorized but unissued shares of stock, shares of preferred stock in series and to establish from time to time the number of shares of preferred stock to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each series, and any other subjects or matters as may be fixed by resolution of our board of directors or one of its duly authorized committees.
      If we offer preferred stock pursuant to this prospectus, the applicable prospectus supplement will describe the specific terms of the series of shares of preferred stock being offered, including:

•	the title and stated value of the series of shares of preferred stock and the number of shares constituting that series;

•	the number of shares of the series of shares of preferred stock offered, the liquidation preference per share and the offering price of the shares of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the shares of preferred stock of the series;

•	the date from which dividends on shares of preferred stock of the series shall cumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for shares of preferred stock of the series;

•	the provision for a sinking fund, if any, for shares of preferred stock of the series;

•	the provision for redemption or repurchase, if applicable, of shares of preferred stock of the series, and any restriction on our ability to exercise those redemption and repurchase rights;

•	any listing of the series of shares of preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which shares of preferred stock of the series will be convertible into shares of preferred stock of another series or common stock, including the conversion price, or manner of calculating the conversion price, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the shares of preferred stock of the series;

•	preemption rights, if any;

•	whether interests in shares of preferred stock of the series will be represented by global securities;

•	a discussion of U.S. Federal income tax considerations applicable to shares of preferred stock of the series;

•	the relative ranking and preferences of shares of preferred stock of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with the series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of shares of preferred stock of the series, in each case as may be appropriate to preserve our status as a REIT under the Code;

•	the registrar and transfer agent for the shares of preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the series of shares of preferred stock;
      If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.
      The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.
CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR ARTICLES OF INCORPORATION AND BYLAWS
      The following description of certain provisions of Maryland law and of our articles of incorporation and bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our articles of incorporation and our bylaws. We have filed our articles of incorporation and bylaws as exhibits to the registration statement of which this prospectus is a part.
Classification of our Board of Directors
      Pursuant to our bylaws our board of directors is comprised of eight members and is divided into three classes of directors. Directors of each class are elected for a three-year term, and each year one class of directors will be elected by the stockholders. The current terms of the Class III, Class I and Class II directors will expire in 2006, 2007 and 2008, respectively, and when their respective successors are duly elected and qualify. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our directors. Holders of shares of our capital stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the capital stock are able to elect all of the successors of the class of directors whose terms expire at that meeting.
      Our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, our classified board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us or another transaction that might involve a premium price for our common stock that might be in the best interest of our stockholders.
Removal of Directors
      Any director may be removed only for cause by the stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.
Restrictions on Ownership of Shares
      In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. We may prohibit certain acquisitions and transfers of shares so as to facilitate our continued qualification as a REIT under the Internal Revenue Code. However, this prohibition may not be effective.
      Our articles of incorporation, in order to assist our board of directors in preserving our status as a REIT, contain an ownership limit which prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our outstanding shares of capital stock. Shares owned by a person or a group of persons in excess of the ownership limit are deemed “excess shares.” Shares owned by a person who individually owns of record less than 9.8% of outstanding shares may nevertheless be excess shares if the person is deemed part of a group for purposes of this restriction.
      Our articles of incorporation stipulate that any purported issuance or transfer of shares shall be valid only with respect to those shares that do not result in the transferee-stockholder owning shares in excess of the ownership limit. If the transferee-stockholder acquires excess shares, the person is considered to have acted as our agent and holds the excess shares on behalf of the ultimate stockholder.
      The ownership limit does not apply to offerors which, in accordance with applicable federal and state securities laws, make a cash tender offer, where at least 90% of the outstanding shares of our common stock (not including shares or subsequently issued securities convertible into common stock which are held by the tender offeror and any “affiliates” or “associates” thereof within the meaning of the Securities Exchange Act of 1934) are duly tendered and accepted pursuant to the cash tender offer. The ownership limit also does not apply to the underwriter in a public offering of our shares. The ownership limit also does not apply to a person or persons which our directors so exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized.
Business Combinations
      Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting shares.
      A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.
      After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of capital stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by (a) the interested stockholder with whom or with whose affiliate the business combination is to be effected and (b) shares held by an affiliate or associate of the interested stockholder.
      These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Merger; Amendment of Articles of Incorporation
      Under Maryland law, we will not be able to amend our articles of incorporation or merge with another entity unless approved by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter. As permitted by Maryland law, our articles of incorporation contain a provision permitting our directors, without any action by our stockholders, to amend the articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of any class of stock that we have authority to issue.
Operations
      We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.
Term and Termination
      Our articles of incorporation provide for us to have a perpetual existence. Pursuant to our articles of incorporation, and subject to the provisions of any of our classes or series of stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.
Advance Notice of Director Nominations and New Business
      Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
      With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Power to Issue Additional Shares
      We currently do not intend to issue any securities other than the shares described in this prospectus and the shares issuable under our stock option plan, although we may do so at any time, including upon the redemption of limited partnership interests that we may issue in connection with acquisitions of real property. We believe that the power to issue additional shares of stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.
Control Share Acquisitions
      Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights unless the corporation’s stockholders approve such voting rights by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or directors of the corporation who are also employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.
      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including providing a statement to us detailing, among other things, the acquiring person’s identity and stock ownership and an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
      If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, at the fair market value of such shares. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our articles of incorporation or bylaws.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws
      The business combination provisions and the control share acquisition provisions of Maryland law, the provisions of our bylaws regarding the classification of our board of directors and the restrictions on the transfer of stock and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of common stock or otherwise be in their best interest.
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
      The following discussion summarizes our taxation and the material U.S. Federal income tax consequences to stockholders of their ownership of our stock. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold our stock as a capital asset and does not deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the U.S. Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold our stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction; and

•	stockholders whose functional currency is not the U.S. dollar.
      This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.
      We urge you to consult with your own tax advisor regarding the tax consequences to you of acquiring, owning and selling our stock including the U.S. Federal, state, local and foreign tax consequences of acquiring, owning and selling our stock in your particular circumstances and potential changes in applicable laws.
Taxation of the Company as a REIT
      In the opinion of Cooley Godward LLP, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court.
      In providing its opinion, Cooley Godward LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Cooley Godward LLP by us. Commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.
      Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements.
      The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes the material aspects of relevant sections of the Code.
      As a REIT, we generally will not have to pay U.S. Federal corporate income taxes on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Our dividends, however, will generally not be eligible for (i) the reduced tax rates applicable to dividends received by individuals or (ii) the corporate dividends received deduction. In addition, our domestic taxable REIT subsidiary will be subject to U.S. Federal, state and local corporate income tax.
      Certain of our subsidiaries will be required to indemnify certain of their members if such members are not allocated a certain minimum level of debt for U.S. Federal income tax purposes. Although we expect to maintain a sufficient amount of debt to allocate to such members so as to not trigger such indemnification obligation, it is possible that an indemnity payment will have to be made by us to members of such subsidiaries if the amount of debt allocated to such members is reduced beyond a certain minimum amount.

      Even if we qualify for taxation as a REIT, we may be subject to U.S. Federal income tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference, if any.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying net income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We and our subsidiaries intend to hold the interests in our properties for investment with a view to long-term appreciation and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “— Income Tests,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a non-deductible 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	Seventh, if we acquire any asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we subsequently recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax.

•	Eighth, if we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined under “— Asset Tests”), we will be subject to a 100% tax on the amount of our non-arm’s length income.

•	Ninth, if we should fail to satisfy the asset test (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

•	Tenth, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.
Requirements for Qualification as a REIT
      The Code defines a REIT as a corporation, trust or association that is:

•	managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	that, during the last half of each taxable year, has no more than 50% in value of its outstanding stock owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.
      The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Under applicable Treasury regulations, we must maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our stock.
      We expect that we will satisfy the conditions described in the first through sixth bullet points of the second preceding paragraph. In addition, our articles of incorporation provide for restrictions regarding the ownership and transfer of our stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the second preceding paragraph. The ownership and transfer restrictions pertaining to our stock are described in this prospectus under the heading “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws — Restrictions on Ownership and Transfer.” Our board of directors will require an IRS ruling or an opinion of counsel before granting any request for an exemption from such ownership limitations in circumstances where it is unable to satisfy itself that the ownership limitations would not be violated.
      We own indirect interests in a number of corporate subsidiaries. Code Section 856(i) provides that unless a REIT makes an election to treat the corporation as a taxable REIT subsidiary (as defined below), a wholly owned corporate subsidiary of a REIT which is a “qualified REIT subsidiary,” as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of these kinds of the REIT. Thus, in applying the requirements described in this section, our qualified REIT subsidiaries, if any, will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of ours.
Taxable REIT Subsidiaries
      A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

      A TRS is subject to U.S. Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation.
      Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “— Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. Although we expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below in the section entitled “— Income Tests,” a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.
Income Tests
      In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements:

•	First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•	Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends (including dividends from a TRS), interest and gain from the sale or disposition of stock or securities that do not constitute dealer property, or from any combination of these types of sources.
      For taxable years beginning on or after January 1, 2005, the American Jobs Creation Act of 2004, signed into law on October 22, 2004, or the 2004 Act, clarifies the types of transactions that are hedging transactions for purposes of the 95% gross income test and states that any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.
      Rents that we receive or are deemed to have received will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

•	Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant.”

•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue and who is adequately compensated or through a TRS. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.
      We do not expect to perform any services for our tenants. If we were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.
      For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.
      If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions, as modified by the 2004 Act, will generally be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure, we file with the IRS a schedule describing each item of our qualifying gross income for the taxable year of the failure.
      We might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point under the section “— Taxation of the Company as a REIT,” even if these relief provisions apply, we would have to pay a tax on the excess income.
Asset Tests
      At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets:

•	First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, not more than 20% of our total assets may constitute securities issued by one or more TRSs and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by a TRS may not exceed 5% of the value (“5% test”) of our total assets, and we may not own more than 10% of the vote (“10% voting test”) or value (“10% value test”) of any one issuer’s outstanding securities, except in the case of a TRS as described above. As a consequence, if the IRS would successfully challenge the partnership status of any of the partnerships in which we maintain an interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation we could lose our REIT status.

      The following assets are not treated as “securities” held by us for purposes of the 10% value test (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.
      If we fail to meet the 5% test, the 10% value test or the 10% voting test described in the third bullet point of the second paragraph above at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the 2004 Act, after the 30 day cure period, we could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within six months after the last day of the calendar quarter in which we identify the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described in the preceding paragraph, where such violations are due to reasonable cause and not willful neglect, the 2004 Act permits us to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (within six months after the last day of the calendar quarter in which we identify the violation) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by our net income generated by the non-qualifying assets during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure).
Annual Distribution Requirement
      We are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction, and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.
      These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.
      To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates, as the case may be. If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders’ long-term capital gains. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain income for that year, and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed. We intend to satisfy the annual distribution requirements.
      From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses and (b) when we include the income and deduct the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.
      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay penalties and interest based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify as a REIT
      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (provided that the rate of tax for U.S. stockholders on the taxable portion of such distributions would likely be limited to 15% through 2008, and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.
      The 2004 Act provides additional relief in the event that we fail to satisfy one or more requirements for qualification as a REIT, other than the 75% gross income test and the 95% gross income test and other than the new rules provided for failures of the asset tests described above if:

•	the violation is due to reasonable cause and not willful neglect; and

•	we pay a penalty of $50,000 for each failure to satisfy the provision.

Taxation of Stockholders

U.S. Stockholders
      As used in this section, the term “U.S. stockholder” means a holder of our stock who, for U.S. Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate whose income is subject to U.S. Federal income taxation regardless of its source;

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust; or

•	a person or entity otherwise subject to U.S. Federal income taxation on a net income basis.
      Distributions. As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Our individual U.S. stockholders will generally not be entitled to the lower tax rate applicable to certain types of dividends under law enacted in 2003 except that individual U.S. stockholders may be eligible for the lower tax rate with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders) or (b) that is equal to our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and less any taxes paid by us on these items during our previous taxable year. Individual U.S. stockholders should consult their own tax advisors to determine the impact of this legislation. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. Federal income tax rate to the extent of previously claimed real property depreciation.
      To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis which the U.S. stockholder has in his stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in his stock will be taxable as capital gains, provided that the stock has been held as a capital asset.
      Dividends authorized by us in October, November or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
      U.S. stockholders holding our stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. stockholders will increase their basis in their stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.
      Distributions made by us and arising from a U.S. stockholder’s sale or exchange of our stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.
      Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment interest limitation under Section 163 of the Code. Net capital gain from the disposition of our stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.
      Sales of Stock. When a U.S. stockholder sells or otherwise disposes of our stock, the stockholder will recognize gain or loss for U.S. Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition and (b) the holder’s adjusted basis in the stock for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the stock as a capital asset. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the stock for more than one year. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of our stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from us which were required to be treated as long-term capital gains.
      Redemption of Stock. The treatment to be accorded to any redemption by us of the stock can only be determined on the basis of particular facts as to each holder of our stock at the time of redemption. In general, a preferred holder will recognize capital gain or loss measured by the difference between the amount realized by the holder upon the redemption and the holder’s adjusted tax basis in the stock redeemed, provided the stock is held as a capital asset, if the redemption

•	results in a “complete termination” of the holder’s shares interest in all classes of our stock under Section 302(b)(3) of the Code,

•	is “substantially disproportionate” with respect to the holder’s interest in us under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the holder of our stock under Section 302(b)(1) of the Code.
      In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of our stock depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine the tax treatment to them. Any portion of the redemption proceeds attributable to a declared but unpaid dividend will be treated as a distribution to the stock as described above under “— Taxation of Stockholders — U.S. Stockholders — Distributions.”
      A “substantially disproportionate” reduction in the interest of a holder of our stock will have occurred if, as a result of the redemption,

•	the holder’s ownership of all of our outstanding voting stock is reduced immediately after the redemption to less than 80% of the holder’s percentage interest in the shares immediately before the redemption;

•	the holder’s percentage ownership of the interest of our stock after and before the redemption meets the same 80% requirement; and

•	the holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of shares entitled to vote.
      Based upon current law, it is possible that a redemption of our stock from a holder of our stock would be considered “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances. The application of these tests to a redemption of our stock is unclear, and a holder of our stock should consult its own tax adviser to determine their application to its particular situation.
      If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the stock will be treated as a distribution on the stock as described above under “— Taxation of Stockholders — U.S. Stockholders — Distributions.” If the redemption is taxed as a dividend, the holders’ adjusted tax basis in the stock will be transferred to any other shareholdings of the holder in us. If, however, the shareholder has no remaining shareholdings in us, such basis could be transferred to a related person or it may be lost.
      Backup Withholding. We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide us with his correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.
      Taxation of Tax-Exempt Stockholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (i) is not an entity described in the next paragraph, (ii) has not held its stock as “debt financed property” within the meaning of the Code and (iii) does not hold its stock in a trade or business, the dividend income received by such stockholder with respect to the stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of our stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the stock as “debt financed property” within the meaning of the Code or has used the stock in an unrelated trade or business.
      Income from an investment in our stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.
      Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.
      Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.
      The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust that owns more than 10% of the value of the REIT’s interests is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.
      The rules described above under the heading “— Taxation of Stockholders — U.S. Stockholders — Distributions” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.
      Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Non-U.S. Stockholders
      The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. Federal income tax on a net income basis who own our stock, which we call “non-U.S. stockholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the stock, including any reporting requirements.
      Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income dividends to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. U.S. tax will be withheld at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business.
      Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

      Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s stock. Distributions of this kind will instead reduce the adjusted basis of the stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of our stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.
      Capital Gain Dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these distributions are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Foreign Investment in Real Property Tax Act made to non-U.S. stockholders may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to a treaty exemption. The appropriate withholding agent will be required by applicable Treasury regulations under this statute to withhold and remit to the IRS 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.
      If a class of our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market (e.g., the New York Stock Exchange), a distribution with respect to such class of stock received by a non-U.S. stockholder that does not own more than 5% of that class of stock during the tax year within which the distribution is received will not be treated as gain that is effectively connected with a U.S. business. As such, a non-U.S. stockholder who does not own more than 5% of the relevant class of stock at any time during the applicable taxable year would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution would be treated as a REIT dividend to that non-U.S. stockholder and taxed as a REIT dividend that is not a capital gain distribution as described above, meaning that it will be subject to a 30% withholding tax (or lesser rate as reduced by an applicable treaty) under the circumstances described above. In addition, the branch profits tax would not apply to such distributions. However, there can be no assurance that a particular class of our stock will at any time be regularly traded on an established securities market.
      Sales of Stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we will be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our stock. However, gain to which this statute does not apply will be taxable to a non-U.S. stockholder if investment in the stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non- U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.
      If we do not qualify as a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. stockholder’s sale of our stock, unless our stock is regularly traded on an established securities market at the time of such sale and such non-U.S. stockholder does not own more than 5% of our stock at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the stock sold or the five-year period ending on the date when the stockholder disposed of the stock. If tax under this statute applies to the gain on the sale of our stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.
      In any event, a purchaser of our stock from a non-U.S. stockholder will not be required under the Foreign Investment in Real Property Tax Act to withhold on the purchase price if the purchased class of stock is regularly traded on an established securities market and the seller did not own more than 5% of such class of stock at any time during the taxable year or if we are a domestically controlled REIT. Otherwise, under the Foreign Investment in Real Property Tax Act, the purchaser of our stock may be required to withhold 10% of the purchase price and remit that amount to the IRS.
      Backup Withholding and Information Reporting. If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of our stock effected at a U.S. office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.
      Payment of the proceeds from the sale of our stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.
      In addition, a sale of our stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.
      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.
Tax Aspects of our Investments in our Operating Partnership
      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
      Classification as Partnerships. We will include in our income our distributive share of each Partnership’s income and we will deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.
Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.
      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).
      Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We currently intend that each Partnership will qualify for the private placement exclusion.
      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of our Status as a REIT — Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of our Status as a REIT — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
Income Taxation of the Partnerships and Their Partners
      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.
      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations may be disregarded for tax purposes if they do not comply with certain provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. We expect that each Partnership’s allocations of taxable income, gain, and loss will be respected for U.S. federal income tax purposes.
      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.
      Under our Operating Partnership’s partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in our Operating Partnership, except to the extent that our Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our Operating Partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

      Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our Operating Partnership generally will be equal to:

•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;

•	increased by our allocable share of our Operating Partnership’s income and our allocable share of indebtedness of our Operating Partnership; and

•	reduced, but not below zero, by our allocable share of our Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our Operating Partnership.
If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the indebtedness of our Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
      Depreciation Deductions Available to Our Operating Partnership. To the extent that our Operating Partnership acquires its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by our Operating Partnership. Our Operating Partnership generally plans to depreciate each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation (“ADS”). Under ADS, the Operating Partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period. Our Operating Partnership’s initial basis in properties acquired in exchange for units in our Operating Partnership should be the same as the transferor’s basis in such properties on the date of acquisition by our Operating Partnership. Although the law is not entirely clear, our Operating Partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our Operating Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our Operating Partnership, except to the extent that our Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties.
Sale of a Partnership’s Property
      Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.
      Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of our Status as a REIT — Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.
State and Local Taxes
      We and our stockholders may be subject to taxation by various states and localities, including those in which we or our stockholders transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisers regarding the effect of state and local tax laws upon an investment in the common shares.
PLAN OF DISTRIBUTION
      We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. One or more prospectus supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.
      Each prospectus supplement filed with respect to any offered securities, to the extent applicable, will describe the number and terms of the securities to which such prospectus relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.
      If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.
      We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.
      Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.
      We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.
      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment).
      We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.
      Our shares of common stock are principally traded on the Nasdaq National Market. All securities we offer, other than common stock and other than securities issued upon a reopening of a previous series, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.
      Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
      Any underwriters who are qualified market makers on The Nasdaq National Market may engage in passive market making transactions in the securities on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
      Some of the underwriters, dealers and agents and their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and in the future may receive, customary fees.
      In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The audited historical summary of revenue incorporated in this Prospectus by reference to the Current Report on Form 8-K/A dated July 29, 2005 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
      The validity of the offered securities will be passed upon for Gladstone Commercial Corporation by Cooley Godward LLP, Reston, Virginia. Cooley Godward LLP has in the past represented and is currently representing Gladstone Commercial Corporation and certain of its affiliates. Legal counsel to any underwriters or agents may pass upon legal matters for such underwriters or agents.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such materials may also be inspected on the Securities and Exchange Commission’s website at www.sec.gov. Our outstanding shares of common stock are listed on the Nasdaq National Market under the symbol “GOOD.” You can also obtain information about Gladstone Commercial Corporation at our website, www.GladstoneCommercial.com. Information included on, or accessible through our website is not a part of this prospectus.
      This prospectus constitutes part of a registration statement on Form S-3 filed by Gladstone Commercial Corporation with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.
INCORPORATION BY REFERENCE
      There are incorporated by reference in this prospectus the following documents previously filed by Gladstone Commercial Corporation with the Securities and Exchange Commission.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 8, 2005 (as amended by Form 10-K/ A for the fiscal year ended December 31, 2004, filed on March 9, 2005 and Form 10-K/ A for the fiscal year ended December 31, 2004, filed on October 21, 2005);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 4, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed on August 2, 2005; and

•	Current Reports on Form 8-K filed March 1, 2005, March 22, 2005, May 18, 2005 (as amended by Form 8-K/ A filed on July 29, 2005), July 12, 2005, July 15, 2005 (as amended by Form 8-K/ A filed on September 22, 2005), August 29, 2005, September 13, 2005 and October 12, 2005; and

•	Registration Statement on Form 8-A filed on August 12, 2003.
      The Securities and Exchange Commission has assigned file number 0-50363 to reports and other information that Gladstone Commercial Corporation files with the Securities and Exchange Commission.
      All documents subsequently filed by Gladstone Commercial Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      Gladstone Commercial Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

Kelly Sargent, Investor Relations Manager
Gladstone Commercial Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
(703) 287-5835
FORWARD-LOOKING STATEMENTS
      Some of the statements contained in or incorporated by reference in this prospectus constitute forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	pending transactions;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	market trends;

•	estimates of our future operating expenses, including payments to our Adviser under the terms of our advisory agreement;

•	projected capital expenditures; and

•	use of the proceeds of our credit facilities, mortgage notes payable, and other future capital resources, if any.

      These statements involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, growth, performance, tax consequences or achievements to be materially different from any future results, levels of activity, growth, performance, tax consequences or achievements expressed or implied by such forward-looking statements.
      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Although we believe that these beliefs, assumptions and expectations are reasonable, we cannot guarantee future results, levels of activity, performance, growth or achievements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in or implied by our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the loss of any of our key employees, such as Mr. David Gladstone, our chairman and chief executive officer, Mr. Terry Lee Brubaker, our vice chairman, or Mr. George Stelljes III, our president and chief investment officer;

•	general volatility of the capital markets and the market price of our common stock;

•	risks associated with negotiation and consummation of pending and future transactions;

•	changes in our business strategy;

•	availability, terms and deployment of capital, including the ability to maintain and borrow under our existing credit facility, arrange for long-term mortgages on our properties; secure one or more additional long-term credit facilities, and to raise equity capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition; and

•	those factors discussed in the “Risk Factors” section of this prospectus and those factors listed under the caption “Risk Factors” in our most recent Form 10-K which is incorporated herein by reference.
      We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

GLADSTONE
COMMERCIAL
CORPORATION
1,000,000 Shares
7.50% Series B Cumulative Redeemable Preferred Stock
(Liquidation Preference $25 Per Share)
PROSPECTUS
Ferris, Baker Watts
Incorporated
Robert W. Baird & Co.
J.J.B. Hilliard, W.L. Lyons, Inc.
October 18, 2006